Exhibit 10.1

CREDIT AGREEMENT
dated as of March 8, 2011
among
DANA FINANCIAL SERVICES IRELAND LIMITED,
as the Borrower,
VARIOUS LENDERS,
as the Lenders,
and
ING CAPITAL LLC,
as a Lender and as Agent for the Lenders

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SCHEDULES AND EXHIBITS

Schedules

Schedule 1.1A	Closing Date Affiliated Sellers and Affiliated Purchase Agreements
Schedule 1.1B	Eligible Account Debtor Jurisdictions
Schedule 1.1C	European Operation Companies
Schedule 1.1D	Additional Affiliated Sellers
Schedule 6.2.3	Permitted Liens
Schedule 6.2.4	Fixed Charge Coverage Ratio

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Exhibits

Exhibit A	Form of Facility Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Borrowing Base Certificate
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Continuation/Conversion Notice
Exhibit F	Form of Letter of Credit Request

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CREDIT AGREEMENT
     THIS CREDIT AGREEMENT, dated as of March 8, 2011 (this “Agreement”), is made among (i) DANA FINANCIAL SERVICES IRELAND LIMITED a limited liability company incorporated under the Laws of Ireland (the “Borrower”); (ii) the various lenders from time to time party hereto (the “Lenders”); and (iii) ING CAPITAL LLC, a Delaware limited liability company, as a Lender and as agent for the Lenders (in such capacity, the “Agent”).
W I T N E S S E T H:
RECITALS
     WHEREAS, the Borrower desires to obtain from the Lenders a senior secured revolving credit facility in an aggregate principal amount, initially, of Fifty Million Euros (€50,000,000); and
     WHEREAS, the Lenders are willing, on the terms and conditions hereinafter set forth (including, without limitation, Articles 2 and 4), to extend such revolving credit facility to the Borrower and make extensions of credit to the Borrower pursuant thereto; and
     WHEREAS, the credit facility will be used in the manner described in Section 3.9 below;
     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE 1
DEFINITIONS
     SECTION 1.1 Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):
     “Account Debtor” means any Person who is or may become obligated under, with respect to, or on account of, an Account.
     Accounts” means, for any Person, all amounts payable to such Person, for property that has been or is to be sold or leased, licensed, assigned or otherwise disposed of by such Person, or for services rendered or to be rendered by Person, to another Person, whether, now or hereafter owned or acquired by such Person or in which such Person now or hereafter has or acquires any rights.
     “Affiliate” of any Person means any other Person which, directly or indirectly, controls or is controlled by or under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to “control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such other Person, whether through the ownership of Voting Stock, by contract or otherwise and the terms “controlled by” and “under common control with” shall have correlative meanings; provided, however, that no Lender shall be deemed to be an Affiliate of the Borrower.
     “Affiliated Purchase Agreements” means the series of purchase and servicing agreements made between Borrower, as purchaser, and each of the Affiliated Sellers, as sellers, in respect of the sale and purchase and servicing after purchase of Purchased Affiliated Accounts by the Borrower from the Affiliated Sellers from time to time, which, on the Closing Date, shall be limited to those set described on Schedule 1.1A annexed hereto.
     “Affiliated Sellers” means (i) the Affiliates of the Borrower set forth and described as such on Schedule 1.1A annexed hereto, and (ii) such other Affiliates of the Borrower within the European Operations Companies as the Borrower may elect to add, subsequent to the Closing Date, either from among the Affiliates described on Schedule 1.1D annexed hereto or, if otherwise, with the prior approval of the Agent, in its Permitted Discretion, subject, in the case of clause (ii) above, to compliance with Section 2.6.
     “Agent” means ING, as agent for the Lenders pursuant to the terms of this Agreement, or such other Person as shall have subsequently been appointed as the successor agent pursuant to Section 8.4.
     “Agreement” has the meaning set forth in the preamble to this Agreement and includes this Credit Agreement as originally in effect on the Closing Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect.
     “Anti-Terrorism Laws” shall mean any Requirement of Law related to terrorism financing or money laundering in any relevant jurisdiction including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“the USA PATRIOT Act”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).
     “Applicable Margin” means (i) for Eurodollar Loans, three and 50/100ths of one percent (3.50%) per annum, and (ii) for Base Rate Loans, two and 50/100ths of one percent (2.50%) per annum.
     “Approval” means each and every approval, consent, filing and registration by or with any federal, state or other regulatory authority (domestic or foreign) necessary to authorize or permit the execution, delivery or performance of this Agreement, the Notes or any other Loan Document, the granting of any security contemplated hereby or thereby, the validity or enforceability hereof or thereof, or the consummation of the transactions contemplated by the Loan Documents.
     “Authorized Person,” in respect of any Transaction Party, means any Person whose signature, incumbency and authority to bind such Transaction Party to contract shall have been certified to the Agent and the Lenders pursuant to Section 4.1.2(a) (including, if so certified, Dana Europe A.G.) or which are so certified after the Closing Date in a certificate conforming to the requirements of Section 4.1.2(a).

     “Bank Products” means all bank, banking, financial, and other similar or related products and services, offered by any Lender (or any Affiliate of a Lender) to the Borrower in connection with the transactions contemplated hereby, including, without limitation, (a) cash management or related services; (b) bankers’ acceptances, drafts, (and the issuance, amendment, renewal, or extension thereof), documentary services, foreign currency exchange services; and (c) interest rate swap, hedge, dollar or similar agreements.
     “Base Rate Loans” means Loans, or portions thereof, that bear interest on the basis of the ING Alternate Base Rate.
     “Board of Directors” means the board of directors of a corporation or any comparable governing body of any entity that is not a corporation.
     “Borrower” has the meaning set forth in the preamble to this Agreement.
     “Borrowing” means any group of Facility Loans, or portions thereof, of the same type and, in the case of Eurodollar Loans, having the same Interest Period, in each case made, converted or continued by the Lenders on the same Business Day pursuant to the same Borrowing Request or Continuation/Conversion Notice in accordance with Sections 3.1 or 3.4.2, respectively.
     “Borrowing Base” means, on any date of determination, an amount equal to: (a) eighty-five percent (85%) of Eligible Accounts, minus (b) such reserves as may be established from time to time by the Agent pursuant to Section 2.2 hereof.
     “Borrowing Base Certificate” means a certificate of an Authorized Person of the Borrower in the form of Exhibit C attached hereto.
     “Borrowing Request” means a Loan request and certificate duly executed by an Authorized Person of the Borrower in the form of Exhibit B attached hereto.
     “Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York City, Dublin, Luxembourg, Paris, Amsterdam and Zurich and (in relation to any date for payment or purchase of Euro) any TARGET Day.
     “Capital Stock” of Borrower means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate Stock or other equity participations, including partnership interests and limited liability company membership interests, whether general or limited, voting or non-voting, of Borrower, including any preferred Stock.
     “Charges” means all federal, state, provincial county, city, municipal, local, foreign or other governmental (a) taxes at the time due and payable, and (b) levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) the Collateral, (ii) the Obligations, (iii) a Person’s employees, payroll, income or gross receipts, (iv) a Person’s ownership or use of its assets, or (v) any other aspect of a Person’s businesses.
     “Closing Date” means the date of this Agreement.

     “Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Borrower in and upon which a Lien is granted to the Agent, for its benefit and the ratable benefit of the Lenders, under any of the Loan Documents, including, without limitation, (a) the “Charged Property” under and as defined in the Security Agreement, (b) all ownership interests, participation interests, security interests or other interests or rights of any nature in such Accounts and any Related Security with respect thereto and (c) all rights to Collections, (d) all rights to Deposit Accounts, to the extent provided in any applicable Deposit Account Control Agreement, and (e) all rights, title, interests and claims of the Borrower under the Affiliated Purchase Agreements. For avoidance of doubt, the Collateral shall include all Accounts owned by the Borrower, including any which are not (or are no longer) Eligible Accounts, to the extent purchased from the Affiliated Sellers under the Affiliated Purchase Agreements.
     “Collections” means, collectively (without duplication) (a) all cash collections (including, if applicable, any value added taxes) and other cash proceeds of the Purchased Affiliate Accounts, including all finance charges, cash proceeds of Related Security with respect to any such Account, and any payments made by any Affiliated Seller as servicer with respect to such Account (including any payments deemed made pursuant to the terms of the relevant Affiliated Purchase Agreement), (b) if applicable, all recoveries of value added tax from any relevant Governmental Authority relating to any such Account that is a Defaulted Account and (c) all other cash collections and other cash proceeds of the Collateral.
     “Commitment” means, with respect to any Lender, its Facility Commitment.
     “Commitment Increase” has the meaning set forth in Section 3.4.4.
     “Compliance Certificate” means a certificate duly executed by an Authorized Person of the Borrower in the form of Exhibit D attached hereto.
     “Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Person of the Borrower in the form of Exhibit E attached hereto.
     “Contract” means in relation to any Account, any and all contracts, invoices, notes or other writings, including any agreement evidenced by a purchase order or similar document, pursuant to or under which an Account Debtor becomes or is obligated to make payments on or in respect of such Account.
     “Contractual Obligation” means, any obligation arising under any Instrument or undertaking to which a Person is a party or by which it or any of its property is bound, excluding, in the case of the Borrower, any Loan Document to which it is party.
     “Data Protection Law” means the EU Data Protection Directive (95/46/EC), the Irish Data Protection Act, 1988 and the Irish Data Protection (Amendment) Act 2003 or any other applicable Law or regulation relating to data protection or privacy.
     “Dana European Entities” means Dana International Luxembourg SARL and each of its Subsidiaries.

     “Default” means any condition that constitutes an Event of Default, or that, with the giving of any notice or lapse of time or both, would constitute an Event of Default.
     “Defaulting Lender” shall mean any Lender, as determined by the Agent, that (a) has failed to fund any portion of its Loans or participations in Letters of Credit required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has notified the Agent, any Lender and/or the Borrower in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) has otherwise failed to pay over to the Agent or any Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) shall take, or is the Subsidiary of any Person that has taken, any action or be (or is) the subject of any action or proceeding of a type described in Section 7.1.4 (or any comparable proceeding initiated by a Governmental Authority having jurisdiction over such Lender or such Person).
     “Deposit Account” means any deposit account maintained with a bank or other depository institution.
     “Deposit Account Control Agreement” means any deposit account control agreement executed by and among the Borrower, the Agent, for the benefit of itself and the Lenders, and the depository institution at which such the Borrower maintains a Deposit Account or any acknowledgement of charge executed by such an institution in favor of the Agent, in each case in a form and substance to be satisfactory to the Agent, in its Permitted Discretion.
     “Eligible Account Debtor” means any Account Debtor (a) that is a resident of an Eligible Account Debtor Jurisdiction, (b) that is not an Governmental Authority (other than any Governmental Authority that is a body corporate created under public Law all or part of whose activities is commercial and which does not benefit from sovereign immunity), (c) that is not an individual, and (d) that is not an Affiliate of any Transaction Party; except, in each case, as otherwise may be approved by the Agent from time to time, in its Permitted Discretion.
     “Eligible Account Debtor Jurisdiction” means (i) Italy, Belgium, Germany, China and Japan and (ii) other jurisdictions as may be approved by the Agent from time to time in its Permitted Discretion, which shall include, initially, subject to adjustment by the Agent from time to time in its Permitted Discretion upon giving the Borrower at least thirty (30) days advance notice thereof (unless an Event of Default has occurred which is then continuing), all those jurisdictions listed on Schedule 1.1B annexed hereto.
     “Eligible Currency” means Japanese Yen, Euros, Dollars, British Pounds Sterling and any other currency approved by the Agent from time to time, in its Permitted Discretion.
     “Eligible Purchased Affiliate Account” means, at any time,

     (A) any Purchased Affiliate Account owing by an Eligible Account Debtor to the Borrower in an Eligible Currency:
     (a) which has been originated by an Affiliated Seller in the ordinary course of business and represents the purchase price of goods sold by such Affiliated Seller to an Account Debtor;
     (b) which has been validly sold by such Affiliated Seller to the Borrower pursuant to (and in accordance in all material respects with) an Affiliated Purchase Agreement with the result that the Borrower has good and marketable title thereto (together with the Collections and Related Security related thereto, subject to the Related Security Covenant), free and clear of all Liens (other than Permitted Liens);
     (c) which does not arise from the sale of any goods that are subject to a Lien (other than any Permitted Lien) covering the proceeds of such goods, if such Lien would extend to such Account;
     (d) which is evidenced by an invoice, proof of shipment or other writing, has been billed to the relevant Account Debtor, is payable directly to the Borrower, and, according to the terms thereof and any Contract related thereto, is required to be paid in full (subject to any contractual rebate or discount) within one hundred fifty (150) days from the invoice date of such Account;
     (e) which if such Account has a credit balance, such credit balance has been outstanding for not more than sixty (60) days;
     (f) as to which no payment, or part thereof, remains unpaid for sixty-one (61) or more days from the original due date for such Account;
     (g) as to which no payment, or part thereof, remains unpaid for one hundred fifty (150) or more days from the invoice date of such Account;
     (h) as to which no Event of Bankruptcy has occurred and is continuing with respect to the Account Debtor thereon;
     (i) which arises pursuant to a Contract with respect to which the applicable Affiliated Seller has performed in all material respects all obligations required to be performed by it thereunder in order to have such Purchased Affiliate Account become due and payable thereunder;
     (j) which does not arise from a sale pursuant to which the applicable Account Debtor has the right to return the goods for which it has become obligated to pay in the event it is unable to sell such goods and in respect of which the applicable Affiliated Seller is obligated to refund to such Account Debtor any amount in respect of such returned goods;
     (k) as to which the Affiliated Seller is in compliance in all material respects with the terms of such Purchased Affiliate Account or the related Contract;

     (l) which arises under a Contract that, together with such Account, is in full force and effect and constitutes the legal, valid and binding obligation of the related Account Debtor, enforceable against such Account Debtor except as such enforcement against such Account Debtor may be limited by any applicable Insolvency Law or by general principles of Law or equity (regardless of whether enforcement is sought in a proceeding in equity or at Law), in each case, under all applicable Law;
     (m) which, together with the Contract related thereto, does not contravene in any material respect any Law applicable thereto (including Laws relating to truth in lending, cost of credit disclosure, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);
     (n) the Account Debtor of which has been directed to make all payments with respect to such Account to a Collection Account, in each case, with respect to which a valid and enforceable Deposit Account Control Agreement is in effect,
     (o) the assignment of which (together with the Collections and Related Security related thereto subject to the Related Security Covenant) under the applicable Affiliated Purchase Agreement to the Borrower and the grant of a charge, security interest or pledge in respect thereof (together with the Collections and Related Security related thereto, subject to the Related Security Covenant) to the Agent, on behalf of the Lender Parties, pursuant to the Security Documents, in each case, does not in any material respect violate, conflict with or contravene any applicable Laws or any contractual or other restriction, limitation or encumbrance (including any restriction or limitation under the related Contract);
     (p) which, together with the Contract related thereto, has not been rewritten, varied, waived or extended or otherwise been re-invoiced and has not otherwise had its invoice date or due date changed, except in the ordinary course of business and not for the purpose of extending the time for payment thereof; e.g., no “re-cycled” Accounts shall be eligible;
     (q) with respect to which all of the Borrower’s right, title and interest in such Account in respect thereof, in each case, together with the Related Security, subject to the Related Security Covenant, is subject to a first priority charge, security interest or pledge under all applicable Laws in favor of the Agent, on behalf of the Secured Parties, free and clear of all Liens (other than Permitted Liens);
     (r) which is not subject to any contra-account, litigation, disputes, counterclaim, offset, warranty claim, rebate or other reduction or defense in the amount thereof, provided that such Accounts shall only be ineligible to the extent thereof;
     (s) which does not exceed any “country” limit established by the Agent, in its Permitted Discretion, either (i) on the Closing Date, which shall be limited to the Peoples Republic of China, Four Million Euros (€4,000,000), or (ii) from time to time after the Closing Date, upon giving the Borrower at least thirty (30) days advance notice thereof unless an Event of Default has occurred which is then continuing; in each case, to the extent applicable Eligible Accounts exceed such limit;

     (t) which is not an Account requiring consent of an Account Debtor for assignment where such Account Debtor has not consented to the assignment of such Account pursuant to the applicable Affiliated Purchase Agreement;
     (u) which is governed by the Laws of an Eligible Account Debtor Jurisdiction;
     (v) which is not an Account of an Account Debtor whose customary practice is to prepay in whole or in part, amount of the Accounts owing by it, to the extent of such prepayment;
     (w) which is not part of a supplier payment system where a bank, acting on the Borrower’s behalf, collects from the Account Debtor’s bank at the end of invoice term, including the Ricevuta Bancaria system in Italy;
     (x) which is not an Account where the underlying goods sold are shipped “free on board” so long as the goods remain in transit;
     (y) with respect to which not more than fifty percent (50%) of the aggregate outstanding balance of all Purchased Affiliated Accounts owing by such Account Debtor are more than sixty (60) days past their original due date; and
     (z) with respect to which the aggregate outstanding balance of the Eligible Purchased Affiliated Accounts of such Account Debtor do not exceed ten percent (10%) of the aggregate outstanding balance of all then outstanding Eligible Purchased Affiliate Accounts thereof, with the excess thereof being ineligible;
provided, that, the determination by the Agent in its Permitted Discretion that any Purchased Affiliate Account shall be deemed ineligible by virtue of its being described by one of such categories shall not be deemed to indicate that such Account may not also be deemed ineligible by virtue of being described by any other such category or to preclude the Agent from reclassifying such Account into such other category, should such Account cease to be described by the first such category; and
     (B) any other Purchased Affiliate Account approved by the Agent from time to time, in its Permitted Discretion.
     “Embargoed Person” shall mean any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs or (ii) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law.
     “Euro” and the sign “€” mean lawful money of the Participating Member Status.
     “Eurodollar Base Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the higher of: (i) one percent (1.0%) per annum or (ii) the rate per annum determined on the basis of the rate for deposits in Euros for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market) as of 11:00 A.M., London time, two (2) Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on the Reuters Screen LIBOR01 Page (or otherwise on such other page or screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Agent or, in the absence of such availability, by reference to the rate at which the Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two (2) Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
     “Eurodollar Loans” means Loans, or portions thereof, that bear interest on the basis of the Eurodollar Rate.
     “Eurodollar Rate” means, with respect to any Borrowing of Eurodollar Loans for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) determined by the Agent to be equal to (i) the Eurodollar Base Rate for such Borrowing for such Interest Period divided by (ii) one (1) minus the Statutory Reserves (if any). The Eurodollar Rate for any Interest Period will be determined initially by the Agent on the basis of the Reserve Requirement in effect on the date two (2) Business Days prior to the commencement of such Interest Period and, from time to time thereafter during such Interest Period, such Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement during such Interest Period. Notwithstanding the foregoing, for purposes of clause (c) of the definition of ING Alternate Base Rate, the rates referred to above shall be the rates as of 11:00 a.m., London, England time, on the date of determination (rather than the second London Business Day preceding the date of determination).
     “European Operations Companies” means the companies (including the Transaction Parties) described in Schedule 1.1C annexed hereto, as the composition of those companies may be changed from time to time (other than with respect to the Transaction Parties) by the Borrower, with notice to the Agent.
     “European Operations Report” means a financial report, to include profit and loss statement, EBITDA and other financial information to the extent reasonably requested by the Agent (but, for avoidance of doubt, no balance sheet), for each of the Affiliated Sellers, individually, and the European Operations Companies, considered as a whole.
     “Event of Bankruptcy” means, with respect to any Person, the occurrence of any of the following:
     (a) such Person shall voluntarily commence any case, proceeding or other action, or present a petition or make an application under any Insolvency Law: (i) relating to bankruptcy, insolvency, court protection, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, examination, liquidation, administration, administrative receivership, dissolution, court protection, composition, declaration or other similar relief with respect to it or any of its debts’ or (ii) seeking the appointment of a liquidator, receiver, administrative receiver, examiner, security trustee, custodian, compulsory manager, administrator or other similar official for it or for all or any substantial part of its assets, other than in connection with the solvent liquidation or reorganization of such Person.
     (b) there shall be commenced, presented or made against such Person any case, proceeding or other action referred to in clause (a) above which is not dismissed by the relevant court, tribunal or authority or otherwise withdrawn or terminated within sixty (60) days after its commencement;
     (c) there shall be commenced against such Person any case, proceeding or other action seeking issuance or a warrant of attachment, sequestration, distress, expropriation, execution, distraint or similar process against all or any substantial part of its assets which is not dismissed or otherwise withdrawn or terminated within sixty (60) days after its commencement;
     (d) such Person ceasing or threatening to cease to carry on its business or stopping payment or threatening to stop payment of its debts or being, being deemed to be or becoming unable to pay its debts within the meaning of Clause 214 of the Irish Companies Act 1963 as amended or Clause 2(3) of the Irish Companies Amendment Act 1990, (or as the case may be, any analogous provision in any applicable jurisdiction, including section 123(a)(a), (b) or (c) of the Insolvency Act of 1986, as that section may be amended from time to time) or otherwise unable to pay its debts as they fall due or the value of its assets falling to less than the amount of its liabilities (talking into account for both these purposes its contingent and prospective liabilities) or such Person otherwise becoming insolvent; or
     (e) a moratorium is declared in respect of any of its Indebtedness.
     “Event of Default” means any of the events set forth in Section 7.1.
     “Facility Availability” means, on any date, an amount equal to (a) the least among (i) the Facility Commitment Amount, or (ii) the Borrowing Base or (iii) any time that the Borrowing Base is less than one hundred ten percent (110%) of the Facility Commitment Amount, the Facility Block Amount; minus (b) the sum of (1) the then aggregate outstanding principal amount of all Facility Loans plus (2) the then aggregate outstanding amount of all Letter of Credit Obligations.
     “Facility Block Amount” means Forty-Five Million Euros (€45,000,000) (increasing, however, in increments of €5,000,000, for each Commitment Increase).
     “Facility Commitment” means the commitment of the Lenders to make Facility Loans pursuant to Section 2.1.1 and to cause the issuance of Letters of Credit pursuant to Section 3.11.1.

     “Facility Commitment Amount” means Fifty Million Euros (€50,000,000), initially, as such amount may be (i) reduced from time to time pursuant to Section 3.4.3 and (ii) increased from time to time pursuant to Section 3.4.4.
     “Facility Exposure” means, with respect to any Lender at any time, such lender’s Facility Percentage of the aggregate principal amount and such time of all then outstanding Facility Loans plus the aggregate amount at such time of such Lender’s LC Exposure.
     “Facility Loan” means, relative to any Lender, any Loan made by such Lender to the Borrower pursuant to Section 2.1.1.
     “Facility Office” means the office through which any Lender performs or will perform its obligations under this Agreement and to which interest under this Agreement is paid to such Lender.
     “Facility Maturity Date” means the earliest to occur of: (a) the fifth (5th) anniversary of the Closing Date; (b) immediately and without further action, the date on which any Event of Default described in Section 7.1.4 occurs; (c) the date on which any Event of Default other than an Event of Default described in Section 7.1.4 shall have occurred and be continuing and all Obligations are declared to be due and payable pursuant to Section 7.3.
     “Facility Note” means the promissory note of the Borrower, dated the date hereof, and substantially in the form of Exhibit A attached hereto, as amended, restated, supplemented or otherwise modified from time to time, and shall also refer to all other promissory notes accepted from time to time in substitution therefor or renewal thereof.
     “Facility Percentage” means, as to any Lender, the percentage equivalent of a fraction the numerator of which is the amount of such Lender’s Facility Commitment and the denominator of which is the aggregate amount of the Facility Commitments of all Lenders.
     “Facility Term” shall have the meaning set forth in Section 2.1.1.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to:
     (a) the weighted average of the rates on overnight federal funds transactions with members of the United States Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or
     (b) if such rate is not so published for any day which is a Business Day, the arithmetic average of the quotations for such transactions received by the Agent, in its sole discretion, either from (i) three (3) federal funds brokers of recognized standing selected by the Agent in its sole, but reasonable, discretion or (ii) the Reference Lenders.
     “Fee Letter” means that certain confidential fee letter agreement between the Agent and the Borrower, dated on or prior to the Closing Date.

     “Fiscal Month” means any fiscal month of a Fiscal Year.
     “Fiscal Quarter” means any fiscal quarter of a Fiscal Year.
     “Fiscal Year” means each twelve (12) month accounting period of the applicable Person(s).
     “F.R.S. Board” means the Board of Governors of the Federal Reserve System (or any successor).
     “GAAP” for any Person means generally accepted accounting principles in effect from time to time applicable to such Person.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular section, subsection, clause or provision of this Agreement or such other Loan Document.
     “including” means including without limiting the generality of any description preceding such term.
     “Indebtedness” of Borrower means, all obligations of Borrower for borrowed money (including all notes payable and drafts accepted representing extensions of credit) and all obligations evidenced by bonds, debentures, notes or other similar instruments on which interest charges are customarily paid.
     “Indemnified Liabilities” means any and all actions, causes of action, suits, losses, costs, liabilities, damages and expenses incurred by or asserted or awarded against any Lender Party and against which the Borrower has indemnified the Lender Parties as provided in Section 9.4.
     “ING” means ING Capital LLC, a Delaware limited liability company, and its successors and assigns.
     “ING Alternate Base Rate” means a fluctuating rate of interest per annum equal to the highest of:
     (a) the per annum rate publicly quoted from time to time by The Wall Street Journal as the “base rate on United States corporate loans posted by at least 70% of the national’s largest banks” (or, if The Wall Street Journal ceases quoting a base rate of the type described, either (i) the per annum rate quoted as the base rate on such corporate loans in a different national publication as selected by Agent or (ii) the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the bank prime loan rate or its equivalent);

     (c) the Eurodollar Rate for an Interest Period of one (1) month beginning on such day (or if such day is not a Business Day then on the immediately preceding Business Day); or
     (d) one percent (1.0%) per annum.
Changes in the rate of interest on Base Rate Loans shall take effect on the date of each change in the ING Alternate Base Rate.
     “Insolvency Law” means any Law relating to bankruptcy, insolvency, administration, receivership, examination, administrative receivership, reorganization, winding up or composition, moratorium or adjustment of debts or the rights of creditors generally (whether by way of voluntary arrangement or otherwise).
     “Instrument” means any contract, agreement, letter of credit, indenture, mortgage, warrant, deed, certificate of title, document or writing (whether by formal agreement, letter or otherwise) under which any obligation is evidenced, assumed or undertaken, any Lien (or right or interest therein) is granted or perfected, or any property (or right or interest therein) is conveyed.
     “Interest Period” means, relative to any Eurodollar Loans comprising part of the same Borrowing, the period beginning on (and including) the date on which such Eurodollar Loans are made or continued as, or converted into, Eurodollar Loans pursuant to Section 3.1 or Section 3.5.2 and ending on (but excluding) the date which numerically corresponds to such date one (1), two (2), three (3) or six (6) (or, if available to and offered by all Lenders, nine (9) or twelve (12)) months) thereafter (or, if such month has no numerically corresponding date, on the last Business Day of such month), in either case as the Borrower may select in its relevant notice pursuant to Section 3.1 or Section 3.5.2; provided, however, that:
     (a) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than three (3) different dates;
     (b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding date); and
     (c) no such Interest Period with respect to Facility Loans may end later than the Facility Maturity Date.
     “Intermediate Holdco” means Dana European Holdings Luxembourg SARL.
     “Investment” means, relative to any Person: (a) any loan or advance made by such Person to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business); (b) any ownership or similar interest held by such Person in any other Person; and (c) the purchase of any debt or equity securities or instruments issued by any other Person.

     “Irish Subsidiary” means Dana Europe Financing (Ireland) Limited, a limited liability company incorporated under the laws of Ireland.
     “Irish Subsidiary Collection Accounts” means Deposit Accounts opened by the Irish Subsidiary as of the Closing Date, and used for the collection of Accounts under the Irish Subsidiary Receivables Loan Program, including Accounts which are Affiliated Purchased Accounts.
     “Irish Subsidiary Purchase Agreement” means the Share Purchase and Termination Agreement, dated March 8, 2011, made among the shareholders of the Irish Subsidiary, the Borrower and the Irish Subsidiary (among others) for the sale and purchase of the Stock of the Irish Subsidiary .
     “Irish Subsidiary Purchase Documents” means the Irish Subsidiary Purchase Agreement and all documents, instruments, certificates and agreements exchanged between the parties in connection therewith.
     “Irish Subsidiary Receivables Loan Program” means the program administered through the Receivables Loan Agreement described in the recitals to the Irish Subsidiary Purchase Agreement.
     “Irish Subsidiary Guaranty” means a Guaranty Agreement, dated as of the Closing Date, made by the Irish Subsidiary in favor of the Agent, for its benefit and for the ratable benefit of the Lenders, as such agreement may be amended, restated, supplemented or otherwise modified from time to time, pursuant to which the Irish Subsidiary shall guarantee the payment of all Obligations.
     “Irish Subsidiary Security Agreement” means the Deed of Charge and Assignment, dated as the Closing Date, made by the Irish Subsidiary in favor of the Agent, for its benefit and for the ratable benefit of the Lenders, as such deed may be amended, restated, supplemented or otherwise modified from time to time, in respect of the granting of a Lien on substantially the same types and kinds of property of the Irish Subsidiary as the Collateral, including all Irish Subsidiary Deposit Accounts, to secure the performance by the Irish Subsidiary of the Irish Subsidiary Guaranty.
     “Law” means any law (including common Law), constitution, statute, treaty, regulations, rule, ordinance, order, injunction, writ, decree, or award of any Governmental Authority.
     “LC Exposure,” shall have the meaning set forth in Section 3.11.3(d).
     “Lender” means ING and any other of the various lenders as are, or may become, parties to this Agreement as “Lenders” hereunder from time to time.
     “Lender Parties” means, collectively, the Agent and each Lender, and each of their respective successors and assigns, and each of the respective officers, directors, employees, attorneys and agents of the Agent and each Lender and each of their respective successors and assigns, indemnified by the Borrower as provided in Section 9.4.

     “Letter of Credit” means an irrevocable standby or commercial letter of credit issued by a Lender for the account of the Borrower pursuant to Section 3.11.
     “Letter of Credit Obligation” means, in respect of each Letter of Credit, the undrawn face amount of such Letter of Credit, plus the amount of all drawings under such Letter of Credit for which the Agent has not been reimbursed by the Borrower pursuant hereto.
     “Letter of Credit Sub-Facility” means the letter of credit facility provided by the Lenders to the Borrower pursuant to Section 2.1.2 and Section 3.11.
     “Letter of Credit Sub-Facility Amount” means Ten Million Euros (€10,000,000),as such amount may be reduced from time to time pursuant to Section 3.4.3.
     “Letter of Credit Request” means a request and certificate for the issuance of a Letter of Credit, duly executed by an Authorized Person of the Borrower in the form of Exhibit F, delivered to the Agent pursuant to Section 3.11.1, together with the letter of credit application accompanying such request.
     “Lien” means any mortgage, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or otherwise), adverse claim or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable Law of any jurisdiction.
     “Loan Documents” means, collectively, this Agreement, the Notes, the Irish Subsidiary Guaranty, each Security Document, the Fee Letter, each Borrowing Request, the Affiliated Purchase Agreements, and each other Instrument executed and delivered by the Borrower, on or prior to the date hereof or at any time hereafter, in connection with the transactions contemplated by this Agreement, in each case, as amended, modified or supplemented from time to time.
     “Loans” means the Facility Loans made to the Borrower pursuant to Section 2.1.1.
     “Material Adverse Change” means a material adverse change in (a) the financial condition, operations, performance, business or properties of the European Operations Companies, considered as a whole, or (b) the rights and remedies of the Lenders or the Agent under the Loan Documents, or (c) the ability of the Borrower to repay the Obligations or the ability of the Borrower to perform its obligations under the Loan Documents, (d) the legality, validity or enforceability of any Loan Document or (e) the Liens granted the Agent for its benefit and the ratable benefit of the Lenders pursuant to the Security Documents.
     “Maturity Date” means relative to any Facility Loan or portion thereof, the earlier of the Facility Maturity Date or such other date when such Facility Loan or portion thereof shall be or become due and payable in accordance with the terms of this Agreement, whether by required repayment, prepayment, declaration, acceleration or otherwise.
     “Maximum Lawful Rate” shall have the meaning set forth in Section 9.17.

     “Monthly Payment Date” means the last day of each calendar month or, if such day is not a Business Day, the immediately preceding Business Day.
     “Notes” means, collectively, the Facility Notes.
     “Obligations” means all obligations of the Borrower with respect to the payment or performance of any obligations (monetary or otherwise) of the Borrower arising under or in connection with this Agreement, the Notes and the other Loan Documents, including any Bank Products.
     “Organic Document” means, relative to any Person, its articles or certificate of incorporation or certificate of limited partnership or organization, its bylaws, partnership or operating agreement or other organizational documents, and all stockholders agreements, voting trusts and similar arrangements applicable to any of its Stock, partnership interests, membership interests or other ownership interests, in each case, as amended.
     “Other Taxes” shall have the meaning set forth in Section 3.6(b).
     “Participating Member States” means any member state of the European Community that adopts or has adopted the Euro as its Lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
     “Participant” means the banks or other entities that purchase participating interests in any Loan, Note, Commitment or other interest hereunder, as provided in subsection (a) of Section 9.11.
     “Permitted Discretion” means the reasonable discretion of the Agent exercised by the Agent in good faith based on credit considerations. Without limitation of the foregoing, in respect of the imposition of Reserves pursuant to Section 2.2(vi) and the determination by the Agent that any Purchased Affiliated Account shall not be, or shall no longer be, an Eligible Purchased Affiliate Account as a result of the Agent’s exercise of such discretion, the Agent may consider such factors already included in or tested by the definitions of Reserves and Eligible Purchased Affiliate Accounts, respectively, as well as any of the following: (i) material changes in collection history and dilution, collectability or expected collection amounts with respect to such Accounts; (ii) material changes in the financial condition or composition of any of the Account Debtors; (iii) material changes in the amounts or composition of any Charges; (iv) material changes in the financial condition or composition of any of the Affiliated Sellers; (v) material changes in any concentration of risk, whether by country or Account Debtor, with respect to such Accounts; and (vi) any other factors that materially change the credit risk of lending to the Borrower on the security of the Borrower’s Purchased Affiliate Accounts. The burden of establishing lack of good faith, reasonable exercise or materiality under this definition shall be on the Borrower.
     “Permitted Liens” means Liens permitted to exist in Section 6.2.3.
     “Person” means any natural person, corporation, partnership, limited liability company, firm, association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

     “Post-Default Rate” means the sum of (i) the contract rate per annum applicable to any Loans from time to time pursuant hereto, plus (ii) two percent (2.00%) per annum.
     “Projections” means, collectively, projections of the European Operations Report for any given Fiscal year, delivered to Agent from time to time, prepared by the Borrower on an annual basis, together with supporting details and a statement of underlying assumptions.
     “Purchased Affiliate Accounts” means Accounts of the Affiliated Sellers sold to, and purchased by, the Borrower pursuant to the Affiliated Purchase Agreements.
     “Purchasing Lender” means any financial institution which purchases all or any part of the rights and obligations under this Agreement and the Notes of any Lender in accordance with Section 9.11 or Section 3.12.2.
     “Qualifying Jurisdiction” means:
     (a) a member state of the European Communities other than Ireland;
     (b) a jurisdiction with which Ireland has entered into a Tax Treaty that has the force of law; or
     (c) a jurisdiction with which Ireland has entered into a Tax Treaty where that treaty will (on completion of necessary procedures) have the force of law.
     “Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under this Agreement and is:
     (a) a bank which is licensed (pursuant to section 9 of the Central Bank Act 1971 of Ireland) to carry on banking business in Ireland and which is carrying on a bona fide banking business in Ireland (for the purposes of section 246(3) TCA) and whose Facility Office is located in Ireland;
     (b) a body corporate:
(i)	which, by virtue of the law of a Qualifying Jurisdiction, is resident in the Qualifying Jurisdiction for the purposes of tax and that jurisdiction imposes a tax that generally applies to interest receivable in that jurisdiction by companies from sources outside that jurisdiction;

(ii)	which is a US corporation which is incorporated in the United States and is taxed in the United States on its worldwide income;

(iii)	which is a US limited liability company where (I) the ultimate recipients of the interest would themselves be Qualifying Lenders under sub-paragraphs (i), (ii) or (iv) of this paragraph (d), and (II) business is conducted through the US limited liability company for market reasons and not for tax avoidance purposes; or

(iv)	where the interest:
(1)	is exempted from the charge to Irish income tax under a Tax Treaty in force on the date the interest is paid; or

(2)	would be exempted from the charge to Irish income tax if a Tax Treaty which has been signed but is not yet in force had the force of law on the date the interest is paid, except where, in respect of each of sub-paragraphs (i) to (iv), interest payable to that body corporate in respect of an advance under this Agreement is paid in connection with a trade or business which is carried on in Ireland by that body corporate through a branch or agency;
     (c) a body corporate which advances money in the ordinary course of a trade which includes the lending of money and whose Facility Office is located in Ireland where the interest on the advance under this Agreement is taken into account in computing the trading income of such body corporate and such body corporate has complied with the notification requirements under section 246(5) TCA; or
     (d) a Treaty Lender.
     “Quarterly Payment Date” means the last day of each March, June, September and December or, if such day is not a Business Day, the immediately preceding Business Day.
     “Reference Lenders” means, collectively, JPMorgan Chase Bank, N.A., Citibank, N.A. and Bank of America, N.A.
     “Regulatory Change” means, as to any or all of the Lenders or the Agent, any change (including, without limitation, any change in the interpretation) occurring after the Closing Date in, or the adoption after the Closing Date of, (i) any Law applicable to the Agent or such Lender, or (ii) any regulation, interpretation, directive, guideline or request (whether or not having the force of Law) applicable to the Agent or such Lender of any court or Governmental Authority charged with the interpretation or administration of any Law referred to in clause (i) or of any central bank or fiscal, monetary or other Governmental Authority having jurisdiction over the Agent or a Lender; provided that, notwithstanding anything herein to that contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder issued in connection therewith or in implementation thereof shall be deemed to be a “Regulatory Change,” regardless of the date enacted, adopted, issued or implemented.
     “Related Security” means, with respect to any Purchased Affiliate Account, all of the right, title and interest of an Affiliated Seller in, to and under: (a) all security interests, hypothecs, reservations of ownership, Liens and property subject thereto from time to time purporting to secure payment of such Account, whether pursuant to the Contract related to such Account or otherwise, together with all financing statements, registrations, hypothecs, charges or other similar filings or instruments against an Account Debtor and all security agreements describing any collateral securing such Account; (b) all guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Account whether pursuant to the Contract related to such Account or otherwise together with any amounts received by any Transaction Party in respect of, or otherwise in connection with, such guarantee, insurance or other agreement or arrangement; (c) all books and records related to such Account; (d) any and all goods (including returned goods, if any) and documentation or title evidencing the shipment or storage of any goods, the sale of which by the applicable Affiliated Seller gave rise to such Account; (e) all other rights, titles and interests in, to and under the Transaction Documents in respect of such Account; and (f) all collections and proceeds of the foregoing.
     “Related Security Covenant” means, in respect of any Related Security which by its express terms is not assignable to the Borrower pursuant to the applicable Affiliated Purchase Agreement (but the underlying Account is assignable, and is assigned), the covenant of the applicable Affiliate Seller to maintain and, as applicable, enforce such Related Security as agent for the Borrower on its behalf pursuant to such Affiliated Purchase Agreement.
     “Required Lenders” means, (a) Lenders having, in the aggregate, more than the Required Lenders Percentage (as defined below) of the aggregate Commitments or (b) if the Commitments shall have been terminated, whether pursuant to this Agreement or otherwise, Lenders having, in the aggregate, more than the Required Lenders Percentage of the aggregate of the outstanding principal amount of the Loans; provided, however, that the Loans, participations in Letters of Credit, and unused Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders. As used herein, “Required Lenders Percentage” means (i) sixty-six and two-thirds percent, (66 2/3%) if the aggregate Commitments are less than or equal to One Hundred Fifty Million Euros (€150,000,000) or (ii) fifty-one percent (51%), if the aggregate Commitments are greater than One Hundred Fifty Million Euros (€150,000,000).
     “Requirements of Law” means, as to any Person, the Organic Documents of such Person, and all federal, state and local Laws, rules, regulations, orders, decrees or other determinations of an arbitrator, court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Reserves” has the meaning set forth in Section 2.2.
     “Schedule” means each Schedule attached hereto, as each may be amended, supplemented or otherwise modified from time to time by the Borrower with the consent of the Required Lenders as provided in Section 4.2.2.
     “Security Agreement” means the Deed of Charge and Assignment, dated the Closing Date, made by the Borrower in favor of the Agent, for its benefit and for the ratable benefit of the Lenders, as such deed may be amended, restated, supplemented or otherwise modified from time to time, in respect of the granting of the Lien on the Collateral to secure payment of the Obligations.

     “Security Documents” means, collectively, the Security Agreement, the Irish Subsidiary Security Agreement, each of the Deposit Account Control Agreements, and each other Instrument at any time delivered in connection with the foregoing to secure the Obligations.
     “Statutory Reserves” means, with respect to any Lender and any Loan, any currency, maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Bank of England, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in Euros or by reference to which interest rates applicable to loans in such currency are determined in each case expressed as a percentage of the principal balance of such Loan, as determined by the Agent. The Statutory Reserve rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.
     “Stock” means all shares of capital stock of or in a Person which is a corporation, whether voting or non-voting, and including common stock and preferred stock, all membership or other equity interests of or in a Person which is a limited liability company, all partnership and other equity interests of or in a Person which is a partnership, and all similar equity and other interests of or in any other Person.
     “Subsidiary” of any corporation means any other corporation, partnership or limited liability company of which greater than fifty percent (50%) of the outstanding shares of Stock or other ownership interests having ordinary voting power for the election of directors (or others serving equivalent functions) is owned directly or indirectly by such corporation.
     “TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.
     “TARGET Day” means any day on which TARGET is open for the settlement of payments in Euro.
     “Taxes” means all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, (i) taxes imposed on its net income and franchise taxes imposed on it, (ii) any taxes similar to branch profits taxes imposed by the United States of America that are imposed by any other jurisdiction, (iii) any taxes that are attributable to such Lender’s failure to comply with the requirements of Section 3.6(e), (iv) any withholding taxes imposed on amounts payable to a Lender at the time such Lender becomes a party to this Agreement except, in the case of an assignment pursuant to Section 9.11(a), to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Taxes pursuant to Section 3.6, or (v) any taxes that are imposed as a result of any event occurring after the Lender becomes a Lender other than a change in law or regulation or the introduction of any law or regulation or a change in interpretation or administration of any law.
     “Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Agreement.

     “Tax Treaty” means a double taxation treaty into which Ireland has entered which contains an article dealing with interest or income from debt claims.
     “TCA” means the Taxes Consolidation Act 1997 of Ireland.
     “Transaction Parties” means the Borrower, the Irish Subsidiary and the Affiliated Sellers.
     “Transfer Supplement” means a document to be executed by the Agent, a transferor Lender, the Purchasing Lender and, as applicable, the Borrower respecting the transfer and assignment of Loan and/or Commitments pursuant to Section 9.11.
     “Treaty Lender” means a Lender which:
     (a) is treated as a resident of a Treaty State for the purposes of a Tax Treaty which makes provision for full exemption from tax imposed by Ireland on interest or income from debt claims;
     (b) does not carry on a business in Ireland through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and
     (c) fulfills any conditions of the Tax Treaty which must be fulfilled for residents of that Treaty State to be paid interest without the deduction of Irish tax (assuming the completion of any necessary procedural formalities).
     “Treaty State” means a jurisdiction which has entered into a Tax Treaty with Ireland which has the force of law.
     “Ultimate Holdco” shall mean Dana Holding Corporation, a Delaware corporation.
     “United States” or “U.S.” means the United States of America, its constituent States and the District of Columbia.
     “USA PATRIOT Act” shall have the meaning set forth in the definition of “Anti-Terrorism Laws.”
     “Unused Amount” shall have the meaning set forth in Section 2.3(a).
     “Voting Stock” means, with respect to any Person, Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
     “written” or “in writing” means any form of written communication or a communication by means of telex, telecopier device, telegraph or cable.
     SECTION 1.2 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Schedules and each Note, Borrowing Request, Compliance Certificate, the Borrowing Base Certificate, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.
     SECTION 1.3 Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and unless otherwise specified, references in any Article, Section, or definition to any subsection or clause are references to such subsection or clause of such Section, Article or definition.
     SECTION 1.4 Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared, in accordance with GAAP consistently applied in accordance with historical practices of the Borrower or, as applicable, the European Operations Companies.
ARTICLE 2
COMMITMENTS
     SECTION 2.1 Commitment. Subject to the terms and conditions of this Agreement (including Article 4), each Lender agrees to provide its Facility Commitment, as more fully described in this Section 2.1.
     SECTION 2.1.1 Facility Commitment. Subject to the limitations set forth in this Agreement, from time to time on any Business Day occurring during the period commencing on the Closing Date to, but excluding, the Facility Maturity Date (the “Facility Term”), each Lender severally will make its Facility Percentage of any Borrowing of Facility Loans on such Business Day as the Borrower shall request in accordance with Section 3.1 and shall arrange for the issuance of Letters of Credit as the Borrower shall request in accordance with Section 3.11. Subject to the terms hereof, the Borrower may from time to time borrow, repay, and reborrow Facility Loans pursuant to the Facility Commitment.
     SECTION 2.1.2 Conditions Under Which Agent and Lenders Not Required to Extend Credit The Agent and the Lenders, in any event, shall not be required to make any Facility Loan or issue or cause the issuance of any Letter of Credit if, after giving effect thereto, the then aggregate outstanding principal amount of all Facility Loans plus the outstanding amount of all Letter of Credit Obligations would exceed the lesser of (i) the Facility Commitment Amount or (ii) the Borrowing Base. The Agent and the Lenders shall not be required to issue or cause the issuance of any Letter of Credit if, after giving effect thereto, the then aggregate outstanding amount of all Letter of Credit Obligations would exceed the Letter of Credit Sub-Facility Amount.
     SECTION 2.2 Establishment of Reserves The Agent shall have the right to establish, in such amounts, and with respect to such matters, as the Agent, in its Permitted Discretion, shall deem necessary or appropriate, reserves (“Reserves”) with respect to (i) Charges and Liens; (ii) sums as to which the Agent and the Lenders are permitted to make Facility Loans on the

Borrower’ behalf under Section 3.4.2 of this Agreement; (iii) Eligible Purchased Affiliate Accounts for which the Agent, in its Permitted Discretion, determines that the prospect of payment or performance is impaired in any material respect or that there is a reasonable probability that such Account will not be paid, (iv) Requirements of Law, and (v) such other matters, events, conditions or contingencies as to which the Agent, in its Permitted Discretion, determines Reserves should be established from time to time hereunder upon giving the Borrower thirty (30) days advance notice thereof in the case of Reserves established pursuant to this clause (vi) (unless an Event of Default has occurred which is then continuing).
     SECTION 2.3 Unused Commitment Fee and Agent’s Fees.
     (a) The Borrower agree to pay to Agent, for the benefit of each Lender based on such Lender’s Facility Percentage, a nonrefundable unused commitment fee equal to seventy-five hundredths of one percent (.75%) per annum (reducing, however, to fifty hundredths of one percent (.50%) per annum, for any full calendar month following the Closing Date in which the daily average amount of all Facility Loans and outstanding Letter of Credit Obligations exceeds sixty percent (60%) of the daily average amount of the Facility Commitment in such month) on the amount by which (A) the Facility Commitment Amount exceeds (B) the aggregate outstanding principal amount of all Facility Loans plus the aggregate outstanding amount of Letter of Credit Obligations (the “Unused Amount”). The unused commitment fee described in this subsection (a) shall be calculated on a daily basis, invoiced by the Agent to the Borrower monthly on the first Business Day of each calendar month and payable by the Borrower monthly on the second Business Day of each calendar month.
     (b) The Borrower shall pay to the Agent, for its own account, the fees in the amount of and at such times as shall be set forth in the Fee Letter.
     SECTION 2.4 Increased Costs; Capital Adequacy.
     (a) The Borrower shall pay to each Lender from time to time on demand such amounts as such Lender may determine to be reasonably necessary to compensate it or its holding company for any material costs applicable to its credit transactions generally which such Lender determines are attributable to its making or maintaining Loans, issuing Letters of Credit, or maintaining Commitments hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any such Loans, Letters of Credit or Commitments, resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement in respect of any of such Loans, Letters of Credit or Commitments (other than Taxes covered by Section 3.6); or (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessment, minimum capital, capital ratio or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender or any holding company of such Lender (including a request or requirement which affects the manner in which such Lender or the holding company thereof allocates capital resources to commitments, including the Commitments). Each affected Lender will notify the Borrower in writing of any event occurring after the date of this Agreement which will entitle such Lender to compensation pursuant to this subsection (a) as promptly as practicable after (but within 180 days in any event after) it obtains knowledge thereof and determines to request such compensation.

     (b) Without limiting the effect of the foregoing provisions of this Section 2.4 (but without duplication), the Borrower shall pay to each Lender from time to time upon demand by such Lender such amounts as such Lender may reasonably determine to be necessary to compensate such Lender for any costs which it reasonably determines are attributable to the maintenance by it or its holding company, pursuant to any Law or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of Law) of any court or governmental or monetary authority, in effect after the date of this Agreement, of capital in respect of its Loans, Letters of Credit or Commitments (such compensation to include an amount equal to any reduction in return on assets or equity of such Lender or its holding company to a level below that which it could have achieved but for such Law, regulation, interpretation, directive or request). Each Lender will notify the Borrower if it is entitled to compensation pursuant to this subsection (b) as promptly as practicable after it determines to request such compensation.
     (c) Each notice delivered by a Lender pursuant to this Section 2.4 shall contain a statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) which shall, in the absence of manifest error, be presumed correct of the matters stated therein and be binding upon the Borrower. In determining such amount, each affected Lender may use any method of averaging and attribution that it in good faith shall deem applicable. Notwithstanding anything to the contrary in this Section 2.4, Borrower shall not be required to compensate a Lender pursuant to this Section 2.4 for any amounts incurred more than one hundred eighty (180) days prior to the date that such Lender notifies Borrower of such Lender’s intention to claim compensation therefor.
     SECTION 2.5 Defaulting Lenders.
     Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
     (a) the Unused Commitment Fee shall cease to accrue on the Commitment of such Lender so long as it is a Defaulting Lender;
     (b) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) may (or, if directed by Borrower, shall), in lieu of being distributed to such Defaulting Lender, be retained by the Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Agent in consultation with Borrower (i) first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Lenders hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent, (iv) fourth, if so determined by the Agent, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or Letters of Credit Obligations which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.
     (c) The rights and remedies against a Defaulting Lender under this Section are in addition to other rights and remedies that the Borrower, the Agent, and the Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Section shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.
     SECTION 2.6 New Affiliated Sellers. Any Person becoming an Affiliated Seller subsequent to the Closing Date and entering into an Affiliated Purchase Agreement with the Borrower shall have completed the following requirements to the Agent’s satisfaction, in its Permitted Discretion, prior to any Accounts of such Affiliated Seller being purchased by the Borrower: (i) the Agent shall have reviewed and approved, in its Permitted Discretion, the terms of the Affiliated Purchase Agreement proposed for use with such Affiliated Seller (it being understood that any such Affiliated Purchase Agreement that has substantially the same form and content as any Affiliated Purchase Agreement described on Schedule 1.1A hereto shall be acceptable to the Agent); and (ii) the Agent shall have received a certificate from an Authorized Person of the Borrower that attached thereto is a true and correct copy of the Affiliated Purchase Agreement as then in effect in respect of such Affiliated Seller consistent with clause (i) above.
ARTICLE 3
LOANS AND NOTES
     SECTION 3.1 Borrowing Procedure. (a) In the case of Facility Loans, the Borrower may from time to time request that a Borrowing of Facility Loans be made on the Business Day specified in its Borrowing Request, by delivering such Borrowing Request to the Agent’s office (i) on or before 2:00 p.m., New York City time, at least three (3) Business Days in advance of the requested borrowing date for a Eurodollar Loan and (ii) on or before 2:00 p.m., New York City time, at least three (3) Business Days in advance of the requested borrowing date for a Base Rate Loan. Such Borrowings of Facility Loans shall be in a minimum aggregate amount equal to One Million Euros (€1,000,000) for Eurodollar Loans and One Million Euros (€1,000,000) for Base Rate Loans, and in integral multiples of Five Hundred Thousand Euros (€500,000) or, if less, the amount of the Facility Availability immediately prior to such Borrowing. Each Borrowing shall be made on the Business Day specified in the Borrowing Request therefor (including the initial Borrowing to be made on the Closing Date, if any).
     SECTION 3.2 Disbursement of Loans. On the Business Day specified by the Borrower in the Borrowing Request, the proceeds of such Borrowing shall be made available to the Borrower by wire transfer of such proceeds to such transferees, or to such accounts of the Borrower, as the Borrower shall have specified in the Borrowing Request therefor; provided, however, that in each case the Agent shall be required to make available to the Borrower the proceeds of any Borrowing only to the extent received by it in same day funds from the Lenders. No Lender’s obligation to make any Facility Loan shall be affected by any other Lender’s failure to make any Facility Loan.
     SECTION 3.3 Notes. All Facility Loans made by any Lender shall, if requested by such Lender, be evidenced by a single Facility Note made by the Borrower payable to the order of such Lender in a principal amount equal to such Lender’s Facility Percentage of the Facility Commitment Amount.
     SECTION 3.4 Principal Payments. Repayments and prepayments of principal of the Loans shall be made in accordance with this Section 3.4.
     SECTION 3.4.1 Repayments and Prepayments. The Borrower shall make payment in full to the Agent for the account of each Leader, of all unpaid principal of the Facility Loans on the Facility Maturity Date (or such earlier date as the Loans may become or be declared due and payable pursuant to Article 7). Prior thereto, the Borrower:
     (a) may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, without premium or penalty (subject to compliance with Section 3.4.9), of the outstanding principal amount of any Facility Loans.
     (b) shall, not later than thirty (30) days after delivery of the Borrowing Base Certificate required under clause (i) of Section 6.1.1, make a mandatory prepayment of the Facility Loans and, if the Facility Loans have been prepaid in full, provide cash collateral for outstanding Letter of Credit Obligations in the aggregate amount, if any, by which the outstanding principal amount of Facility Loans plus the outstanding amount of Letter of Credit Obligations exceed the Borrowing Base shown thereon.
     Any voluntary or mandatory prepayment of the Facility Loans made by the Borrower pursuant to this Section 3.4.1 shall be applied to the payment of the outstanding Facility Loans, but shall not cause any reduction in the Facility Commitment.
     SECTION 3.4.2 Facility Loans on Borrower’s Behalf. The Lenders are authorized to, and at their option may, make Facility Loans on behalf of the Borrower for payment of all fees, expenses, charges, costs, principal and interest owed by the Borrower to the Lenders or the Agent under this Agreement and the other Loan Documents. Such Facility Loans shall be made solely to the extent that the Borrower fails to pay same when and as required by the Loan Documents, and all such Facility Loans shall constitute Loans made to the Borrower and shall be secured by all of the Collateral. Upon the making of any Facility Loans pursuant to this Section 3.3.3, such Lender shall promptly notify the Borrower of the making of such Facility Loans and the aggregate principal amount of such Loans; provided that the failure by any Lender to give such notice shall not affect the Borrower’ obligations under this Agreement or with respect to such Facility Loans.
     SECTION 3.4.3 Reduction of Commitment. The Borrower shall have the right without premium or penalty to reduce the Facility Commitment Amount in increments of at least Five Million Euros (€5,000,000), by giving the Agent at least three (3) Business Days’ notice to such effect, specifying the amount of such reduction, which notice and reduction shall be irrevocable once given and made.
     SECTION 3.4.4 Increase of Commitments. At any time and from time to time on or after the Closing Date but prior to the Facility Maturity Date, so long as no Event of Default then exists or would arise therefrom, the Borrower shall have the right to request an increase of the then outstanding Facility Commitments. Any such requested increase shall be first offered to all existing Lenders, on a pro rata basis. To the extent that the existing Lenders decline to increase their Commitments, or decline to increase their Facility Commitments to the amount requested by the Borrower, the Agent, in consultation with the Borrower, will use its reasonable best efforts to arrange for other Persons to become a Lender hereunder and to issue commitments in an amount equal to the amount of the increase in the Facility Commitments requested by the Borrower and not accepted by the existing Lenders (each such increase by either means, a “Commitment Increase,” and each Person issuing, or Lender increasing, its Facility Commitment, an “Additional Commitment Lender”); provided, however, that (i) no Lender shall be obligated to provide a Commitment Increase as a result of any such request by the Borrower and (ii) any Additional Commitment Lender which is not an existing Lender shall be subject to the approval of the Agent and the Borrower (which approval, in each case, shall not be unreasonably withheld). Each Commitment Increase shall be in a minimum aggregate amount of at least Five Million Euros (€5,000,000) and in integral multiples of Five Million Euros (€5,000,000) in excess thereof.
     SECTION 3.5 Interest. Interest on the outstanding principal amount of the Loans and other outstanding Obligations shall accrue and be payable in accordance with this Section 3.5.
     SECTION 3.5.1 Interest Rates. Subject to Section 3.5.4, each Borrowing of Facility Loans shall accrue interest at the following rates per annum, at the election of the Borrower pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice:
     (a) during such periods as such Borrowing consists of Base Rate Loans, the ING Alternate Base Rate as in effect from time to time plus the Applicable Margin, and
     (b) during such periods as such Borrowing consists of Eurodollar Loans, for each Interest Period relating thereto, the Eurodollar Rate for such Interest Period plus the Applicable Margin.
     SECTION 3.5.2 Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Agent on or before 3:00 p.m., New York City time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than three (3), Business Days’ notice, that all or any portion of an aggregate minimum amount of One Million Euros (€1,000,000) and an aggregate multiple of One Million Euros (€1,000,000) of Facility Loans be, in the case of Base Rate Loans, converted into Eurodollar Loans or, in the case of Eurodollar Loans, continued as Eurodollar Loans; provided, however, that no portion of the outstanding principal amount of any Facility Loan may be continued as, or converted into, a Eurodollar Loan when any Event of Default has occurred and while it is continuing. The Agent shall give prompt notice to each Lender of the interest rate determined pursuant to this Section 3.5.2 with respect to such Loans. Absent delivery of a Continuation/Conversion Notice with respect to any Eurodollar Loan at least three (3) Business Days before the last day of the then current Interest Period with respect thereto, such Eurodollar Loan shall, on such last day, automatically convert to a Base Rate Loan.
     SECTION 3.5.3 Post-Default Rates. At Agent’s election (or at the direction of the Required Lenders) from and after the occurrence of an Event of Default under Section 7.1.1 and during the continuance thereof, the Borrower shall pay interest (after as well as before judgment) on the outstanding principal amount of all overdue Loans and other Obligations at a rate per annum equal to the Post-Default Rate applicable to such Loans and other Obligations.
     SECTION 3.5.4 Payment Dates. Accrued interest on the Loans shall be payable, without duplication: (a) on the Maturity Date of such Loans; (b) with respect to any portion of any Loan prepaid or repaid pursuant to Section 3.4.1, on the date of such prepayment or repayment is due as provided in Section 3.4.1 and, in the case of a voluntary prepayment, on the date set forth in any notice required for such prepayment; (c) with respect to Base Rate Loans, on each Monthly Payment Date, commencing with the first such day following the Closing Date; (d) with respect to Eurodollar Loans, on the last day of each applicable Interest Period (and if such Interest Period shall exceed three (3) months, also on the numerically corresponding day of the third calendar month after the commencement of such Interest Period); (e) with respect to any Base Rate Loans converted into Eurodollar Loans on a day which is not a Quarterly Payment Date, on the date of such conversion; (f) on the date of acceleration of such Loans pursuant to Section 7.2 or Section 7.3; and (g) with respect to interest accruing at any Post-Default Rate and, to the extent permitted by applicable Law, interest on overdue amounts (including overdue interest), upon demand.
     SECTION 3.5.5 Rate Determinations. All determinations by the Agent of the rate of interest applicable to any Loan shall be presumed correct in the absence of manifest error.
     SECTION 3.5.6 Limitation on Types of Loans. (a) Anything herein to the contrary notwithstanding, if on or prior to the determination of any Eurodollar Rate for any Interest Period, the Agent reasonably determines in good faith, which determination shall be conclusive absent manifest error, that quotations of interest rates for the relevant deposits referred to in the definition of “Eurodollar Rate” are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Eurodollar Loans as provided herein; or (b) the Required Lenders reasonably determine in good faith, which determination shall be conclusive absent manifest error, and notify the Agent that the relevant rates of interest referred to in the definition of “Eurodollar Rate” upon the basis of which the rate of interest for Eurodollar Loans for such Interest Period is to be determined are not likely to cover adequately the cost to such Lenders of making or maintaining Eurodollar Loans for such Interest Period; then the Agent shall give the Borrower and each Lender prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Eurodollar Loans, to continue Eurodollar Loans or to convert Base Rate Loans into Eurodollar Loans, and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Loans or such Loans shall be converted into Base Rate Loans in accordance with Section 3.5.8 hereof.

     SECTION 3.5.7 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender to honor its obligation to make or maintain Eurodollar Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent) and such Lender’s obligation to make or continue, or to convert Base Rate Loans into, Eurodollar Loans shall be suspended until such time as such Lender may again make and maintain Eurodollar Loans (in which case the provisions of Section 3.5.8 hereof shall be applicable).
     SECTION 3.5.8 Treatment of Affected Loans. If the obligation of any Lender to make Eurodollar Loans or continue, or to convert Base Rate Loans into, Eurodollar Loans shall be suspended pursuant to Sections 3.5.6 or 3.5.7 hereof, such Lender’s Eurodollar Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for Eurodollar Loans (or, in the case of a conversion required by Sections 3.5.6 or 3.5.7 hereof, on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Sections 3.5.6 or 3.5.7 hereof which gave rise to such conversion no longer exist:
     (a) to the extent that such Lender’s Eurodollar Loans have been so converted, all payments and prepayments of principal which would otherwise be applied to such Lender’s Eurodollar Loans shall be applied instead to its Base Rate Loans; and
     (b) all Loans which would otherwise be made or continued by such Lender as Eurodollar Loans shall be made or continued instead as Base Rate Loans and all Base Rate Loans of such Lender which would otherwise be converted into Eurodollar Loans shall remain as Base Rate Loans.
Promptly after the circumstances specified in Sections 3.5.6 or 3.5.7 which gave rise to the conversion of such Lender’s Eurodollar Loans pursuant to this Section 3.5.8 no longer exist, such Lender shall give the Agent and the Borrower notice thereof, and the Borrower may thereafter request conversion of such Loans to Eurodollar Loans, subject to the subsequent application of Section 3.5.6 or 3.5.7.
     SECTION 3.5.9 Compensation. The Borrower shall pay to the Agent for the account of each Lender, upon the request of such Lender through the Agent, such amount or amounts as shall be sufficient to compensate it for any loss, cost or expense (other than loss of anticipated profits or Applicable Margin) which such Lender reasonably determines is attributable to:
     (a) any payment, prepayment or conversion of a Eurodollar Loan made by Lender for any reason (including, without limitation, the acceleration of the Loans pursuant to Article 7 hereof) on a date other than the last day of the Interest Period for such Loan; or
     (b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the conditions precedent specified in Article 4 hereof to be satisfied) to borrow a Eurodollar Loan from Lender on the date for such borrowing specified in the Borrowing Request given pursuant to Section 3.1 hereof.

     SECTION 3.6 Taxes.
     (a) Any and all payments by the Borrower hereunder or under the Notes or any other Loan Document shall be made, in accordance with this Section 3.6, free and clear of and without deduction for any and all present or future Taxes. If the Borrower shall be required by Law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.6), such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Law;
     (b) In addition, the Borrower agree to pay any present or future stamp or documentary taxes or intangibles taxes or any other excise or property taxes, transfer taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to this Agreement, the Notes, or any other Loan Document (“Other Taxes”);
     (c) The Borrower will indemnify each Lender and the Agent for the full amount of the taxes, charges and levies described in subsections (a) and (b) of this Section 3.6 (including, without limitation, any such taxes, charges and levies imposed by any jurisdiction on amounts payable under this Section 3.6) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such taxes, charges and levies were correctly or legally asserted. Payment under this subsection (c) shall be made within ten (10) days from the date such Lender or the Agent (as the case may be) makes written demand therefor to the Borrower and provides a certificate to the Borrower in reasonable detail of the amount required under Sections 3.6(a) and (b);
     (d) Within ten (10) days after the date of any payment of Taxes by the Borrower, the Borrower will furnish to the Agent, at its address referred to in Section 9.2, the original or a certified copy of any receipt received by the Borrower evidencing payment thereof.
     (e) Each Lender which becomes a Party on the day on which this Agreement is entered into confirms that, on such date, it is a Qualifying Lender. Each Lender which becomes a Party after the date of this Agreement confirms that, on the date on which it becomes a Party, it is a Qualifying Lender. A Lender shall promptly notify the Borrower and the Agent if there is any change in their position as a Qualifying Lender.
     (f) The Borrower is not required to make an increased payment to the Lenders under this Section 3.6 for a Tax Deduction imposed under the laws of Ireland from a payment of interest on a Loan if on the date on which the payment falls due:
     (1) the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender but, on that date, the Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application

of) any law or Tax Treaty, or any published practice or concession of any relevant tax authority; or
     (2) the relevant Lender is a Treaty Lender and the Borrower is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under this Section 3.6.
     (g) A Treaty Lender and the Borrower making a payment to which the Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Lender to obtain authorisation to make that payment without a Tax Deduction.
     (h) If a Lender or the Agent shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.6, it promptly shall notify the Borrower of the availability of such refund claim and shall make a timely claim to such taxation authority for such refund at the Borrower’s expense. If a Lender or the Agent receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.6, it shall within 30 days from the date of such receipt pay over the amount of such refund to the Borrower, net of all reasonable out-of-pocket expenses of such Lender or the Agent and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided that the Borrower, upon the request of such Lender or the Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other reasonable charges) to such Lender or the Agent in the event such Lender or the Agent is required to repay such refund to such taxation authority.
     SECTION 3.7 Payments, Interest Rate Computations, Other Computations, Etc. All payments by the Borrower pursuant to this Agreement, the Notes or any other Loan Document, in respect of principal or interest on the Facility Loans shall be made by the Borrower to the Agent for the account of the Lenders, pro rata according to their respective Facility Percentages. The payment of the fees referred to in Section 2.3 shall be made by the Borrower to the Agent for the account of the Lenders pro rata according to their respective Facility Percentages. All other amounts payable to the Agent or any Lender under this Agreement or any other Loan Document (except under Section 2.4) shall be paid to the Agent for the account of the Person entitled thereto. All such payments required to be made to the Agent shall be made, without setoff, deduction or counterclaim, not later than 1:00 p.m., New York City time, on the date due, in immediately available funds, to an account of the Agent specified from time to time in writing to the Borrower. Funds received after that time shall be deemed to have been received by the Agent on the next following Business Day. The Agent shall promptly remit in the type of funds received to each Lender notified to the Agent its share, if any, of such payments received by the Agent for the account of such Lender. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the immediately preceding Business Day.

     SECTION 3.8 Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal of or interest on any Loan or other Obligations in excess of such Lender’s respective share of payments then or therewith obtained thereon by all Lenders, such Lender which has received in excess of its pro rata share shall purchase from the other Lenders such participations in such Notes or other Obligations held by them as shall be necessary to cause such purchaser to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 3.8 may, to the fullest extent permitted by Law, exercise all its rights of payment (including pursuant to Section 3.9) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar Law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.8 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.8 to share in the benefits of any recovery on such secured claim.
     SECTION 3.9 Setoff. In addition to and not in limitation of any rights of any Lender under applicable Law, each Lender shall, upon the occurrence and during the continuance of any Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and Borrower hereby grants to each Lender, as security for such Obligations, a continuing security interest in any and all balances, credits, deposits, accounts or moneys of Borrower then or thereafter maintained with such Lender; provided, however, any such appropriation and application shall be subject to the provisions of Section 3.8.
     SECTION 3.10 Use of Proceeds. The Borrower shall use the proceeds of Facility Loans made on the Closing Date (i) finance its initial purchase of Purchased Affiliated Accounts, (ii) to pay fees and expenses associated with its entry and this Agreement, and (iii) for general corporate purposes. The Borrower shall use the proceeds of any Facility Loans made after the Closing Date (i) to purchase additional Purchased Affiliated Accounts, (ii) to make payments under the Affiliated Purchase Agreements for Purchased Affiliate Accounts already purchased, (iii) to provide for the ongoing working capital needs and general corporate purposes of the Borrower and (iv) to pay for Letters of Credit issued pursuant to the terms of Section 3.11 for the purposes provided therein. The Borrower shall not use any proceeds of any Facility Loans to finance its acquisition of the Irish Subsidiary pursuant to the Irish Subsidiary Purchase Documents, and any cash payable in respect of such acquisition shall be from capital contributions or share subscription proceeds received by the Borrower from its shareholders.
     SECTION 3.11 Letters of Credit. Upon and subject to the terms and conditions of this Section 3.11, in addition to the terms and conditions set forth elsewhere in this Agreement, the Lenders, from time to time, in accordance with their respective Facility Percentages, severally shall arrange for the issuance of Letters of Credit for the account of the Borrower or any of its Subsidiaries.

     SECTION 3.11.1 Manner of Issuance. The Borrower shall deliver to the Agent prior to 1:00 p.m. (New York City time) at least three (3) Business Days before the requested date of issuance of a Letter of Credit, a Letter of Credit Request for the issuance of such Letter of Credit setting forth (i) the beneficiary of the Letter of Credit, (ii) the stated amount thereof, (iii) the requested issue date, (iv) the requested expiration date, and (v) the purpose for such Letter of Credit. Each such Letter of Credit Request shall be accompanied by the proposed issuer’s standard form standby or commercial letter of credit application, duly completed and executed by the Borrower (which application shall be deemed for purposes of this Agreement to constitute part of such Letter of Credit Request), together with all other documents, materials and evidences reasonably required by the Agent prior to the issuance of such Letter of Credit.
     SECTION 3.11.2 Terms of Letters of Credit. Each Letter of Credit shall have an expiration date not later than the earlier of (i) 365 days or, in the case of a leap year, 366 days, after the date of issuance thereof (or such longer period to which the Agent shall consent provided that the Borrower agree to pay any additional issuance cost or facing fees arising by virtue of the issuance of a Letter of Credit for a period longer than the period specified in this clause (i)) and (ii) the Facility Maturity Date.
     SECTION 3.11.3 Drawings Under Letters of Credit.
     (a) Notice of Drawing. Promptly upon receipt by the Agent of any draft upon, or other notice of drawing under, a Letter of Credit, the Agent shall give the Borrower written or telephonic notice (promptly followed in writing) of the amount of such draft or notice of drawing, of the Letter of Credit against which it is drawn and of the date upon which the Agent proposes to honor such draft.
     (b) Repayment by Borrower. The Borrower shall pay to the Agent the amount of any drawing under any Letter of Credit on the date of such drawing if notice is received by 1:00 p.m. on the date of drawing and otherwise on the next Business Day. The amount of any drawing under a Letter of Credit that is not paid on the date provided herein shall bear interest, payable on demand, from the due date thereof until paid, at the Post-Default Rate.
     (c) Repayment of Letters of Credit with Loans. On the date of any drawing under a Letter of Credit, the amount of such drawing automatically shall be paid with, and the Borrower hereby authorizes the Lenders to make, a Borrowing of Facility Loans in the amount of such drawing, provided that all conditions set forth in Section 4.2 have been satisfied. Unless the Lenders shall have received a written notice otherwise prior to the making of any Facility Loans pursuant to this subsection (c) of this Section 3.11.3, the making of any such Facility Loans shall constitute a representation and warranty by the Borrower that on the date of the making of such Facility Loans and after giving effect thereof, all statements set forth in Section 4.2 are true and correct in all material respects.
     (d) Participations. By the issuance of any Letter of Credit (or any amendment thereto which increases the amount thereof), and without any further action on the part of the Agent or the applicable issuer of such Letter of Credit, each Lender shall be deemed to have acquired from the Agent a participation in such Letter of Credit and the Agent’s reimbursement obligation to the issuer thereof in an amount equal to each Lender’s Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent such Lender’s Facility Percentage of each disbursement made by the Agent to an issuer in respect of any drawings under each Letter of Credit, if and to the extent not reimbursed by Borrower in accordance with subsection (a) or (b) above (the foregoing herein called, for each Lender, its “LC Exposure”). Each Lender acknowledges and agrees that its obligation to acquire participations in Letter of Credit Obligations pursuant to this paragraph is obsolete and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuation of an Event of Default or reduction or termination of the Commitments and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
     (e) Borrower’s Obligation Absolute. The obligation of the Borrower to pay the Agent for each drawing under a Letter of Credit shall be irrevocable, shall not be subject to any qualification or exception whatsoever and shall be binding in accordance with the terms and conditions of this Agreement under all circumstances, including the following circumstances: (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (ii) the existence of any claim, set-off, defense or right which any Borrower or the account party may have at any time against a beneficiary of any Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement, or any Letter of Credit, the transactions contemplated herein or any unrelated transactions; (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) the surrender or impairment of any security for the performance or observance of any of the terms of this Agreement or the other Loan Documents; (v) any failure of the Agent to provide notice to the Borrower of any drawing under any Letter of Credit; (vi) the occurrence or continuance of any Default; or (vii) any other reason.
     SECTION 3.11.4 Letter of Credit Fees. With respect to each Letter of Credit, the Borrower shall pay to the Agent, (i) for the benefit of the Lenders in accordance with their respective Facility Percentages, a per annum fee equal to the Applicable Margin in effect for Eurodollar Rate Loans times the undrawn face amount of such Letter of Credit. Such fees shall be calculated on a daily basis and shall be payable by the Borrower quarterly in advance on each Quarterly Payment Date and on the Facility Maturity Date and (ii) for the Agent’s account, Agent’s customary fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. From and after the occurrence of an Event of Default and during the continuance thereof, the fee payable hereunder shall increase to a per annum rate equal to the Applicable Margin in effect for Eurodollar Rate Loans plus two percent (2.00%) times the undrawn face amount of each Letter of Credit, payable on demand. All fees payable under this Section 3.11.4 shall be fully earned and nonrefundable on the date such fees are due.
     SECTION 3.11.5 Limitation of Liability With Respect to Letters of Credit. As between or among the Borrower, the Agent and the Lenders, the Borrower assume all risks of the acts and omissions of, or misuse of any Letter of Credit by, the beneficiaries of such Letter of Credit. Without limiting the foregoing, neither the Agent nor any Lender shall not be responsible for:

(a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any draft, demand, application or other documents submitted by any party in connection with any Letter of Credit even if such document should in fact prove to be in any and all respects invalid, insufficient, inaccurate, fraudulent or forged; (b) the validity, genuineness or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (c) failure of the beneficiary of a Letter of Credit to comply fully with the conditions required in order to draw upon such Letter of Credit; (d) errors, omissions, interruptions or delays in transmission or delivery of any messages by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (e) errors in interpretations of technical terms; (f) any loss or delay in the transmission or otherwise of any document required to make a drawing under any Letter of Credit or with respect to the proceeds thereof; (g) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (h) any consequences arising from causes beyond the control of the Agent or any Lender, including any act or omission, rightfully or wrongfully, of any present or future Governmental Authority. None of the above circumstances shall affect, impair or prevent the vesting of any of the Agent’s or any Lender’s rights or powers under this Agreement.
     SECTION 3.11.6 Cash Collateralization. If (1) any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, from Lenders with LC Exposure, collectively, representing greater than 50% of the Letter of Credit Obligations then outstanding) demanding the deposit of cash collateral pursuant to this paragraph, or (2) the Borrower is otherwise required to cash collateralize Letters of Credit pursuant to this Agreement, the Borrower shall deposit on terms and in accounts reasonably satisfactory to the Agent, in the name of the Agent and for the benefit of the Lenders, an amount in cash equal to 105% of the Letter of Credit Obligations then outstanding as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of an Event of Default with respect to the Borrower described in Section 7.14. Funds so deposited shall be applied by the Agent to reimburse the issuer for disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Obligations, be applied to satisfy other Obligations of borrower under and in accordance with the terms of this Agreement. if the Borrower are required to provide an amount of cash collateral under this subsection (d) solely as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.
     SECTION 3.12 Mitigation Obligations; Replacement of Lenders.
     SECTION 3.12.1 Designation of a Different Lending Office. If any Lender requests compensation under Section 2.4 or Section 3.6, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.4 or Section 3.6, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to Borrower shall be conclusive absent manifest error.
     SECTION 3.12.2 Replacement of Lenders. If any Lender requests compensation under Section 2.4, or if any Lender is a Defaulting Lender, or if any Lender has refused to give its consent to any amendment, modification or waiver requiring unanimous consent of all lenders, or all affected Lenders, and the Required Lenders have given their consent thereto, then, Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.11), all of its interests, rights and obligations under this Agreement and the other Loan Documents to a Purchasing Lender that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
     (i) Borrower or such Purchasing Lender shall have paid to the Agent the processing and recordation fee specified in Section 9.11(d);
     (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);
     (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.4, such assignment will result in a reduction in such compensation thereafter;
     (iv) such assignment does not conflict with applicable Requirements of Law; and
     (v) such Purchasing Lender is a Qualifying Lender.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
Each Lender agrees that, if Borrower elects to replace such Lender in accordance with this Section 3.12.2, it shall promptly execute and deliver to the Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the register maintained by the Agent of Lenders and Loans.

ARTICLE 4
CONDITIONS TO LOANS
     SECTION 4.1 Initial Loans and Letters of Credit. The obligations of the Lenders to make the initial Loans and to cause the issuance of the initial Letters of Credit on the Closing Date shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.1, except as the Required Lenders shall otherwise consent.
     SECTION 4.1.1 Loan Documents. The Borrower shall have delivered and caused the Irish Subsidiary to deliver, each of the Loan Documents to which it is a party, each duly executed by an Authorized Person of the Borrower and, as applicable, the Irish Subsidiary.
     SECTION 4.1.2 Resolutions, Etc. The Agent shall have received:
     (a) a certificate, dated the date hereof, of an Authorized Person of the Borrower and, as applicable, the Irish Subsidiary as to: (i) resolutions of its board of directors (or comparable body), then in full force and effect authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is a party and the related transactions contemplated thereby, and (ii) the incumbency and signatures of those Authorized Persons authorized to act with respect to the Loan Documents to which it is party, upon which certificate the Agent and the Lenders may conclusively rely until it shall have received further certificates of an Authorized Person of the Borrower and the Irish Subsidiary canceling or amending such prior certificates;
     (b) copies of the Organic Documents of the Borrower and the Irish Subsidiary certified by an Authorized Person of the Borrower;
     (c) evidence of qualification of the Borrower and the Irish Subsidiary to do business in each other jurisdiction in which the Borrower and the Irish Subsidiary are required to qualify, if any.
     SECTION 4.1.3 Notes. The Agent shall have received, for the account of each Lender requesting the same, such Lender’s Notes, in each case duly executed and delivered pursuant to subsections (a) and (b) of Section 3.2.
     SECTION 4.1.4 No Contest, Etc. On the Closing Date, no litigation, arbitration, governmental investigation, injunction, proceeding or inquiry shall be pending or, to the knowledge of the Borrower, threatened which seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by or in connection with this Agreement or any other Loan Document.
     SECTION 4.1.5 Certificate as to Completed Conditions, Warranties, No Default, Etc. The Agent shall have received a certificate, dated the Closing Date, with counterparts for each Lender, of the Authorized Person of the Borrower, to the effect that:
     (a) all representations and warranties set forth in Article 5 are true and correct in all material respects;

     (b) all other representations and warranties set forth in this Agreement and in the other Loan Documents are true and correct in all material respects; and
     (c) no Default or Event of Default has occurred and is continuing.
     SECTION 4.1.6 Compliance with Requirements of Law. The Agent shall have received evidence that each of the Borrower and the Irish Subsidiary is in compliance in all material respects with all other Requirements of Law and has obtained and maintains in full force and effect (a) all licenses, permits and approvals issued by Governmental Authorities necessary to carry on its business, (b) all permits and consents necessary to consummate this Agreement and necessary for Agent to have a first priority perfected security interest in any such permits or licenses, and (c) all Approvals.
     SECTION 4.1.7 Opinions of Counsel. The Agent shall have received opinion letters, each dated the Closing Date and addressed to the Agent and the Lenders from legal counsel to the Borrower, the Irish Subsidiary and the Affiliate Sellers and from local counsel in Ireland to the Agent, in form and substance reasonably satisfactory to the Agent.
     SECTION 4.1.8 Closing Fees, Expenses, Etc. The Agent shall have received, for its own account, the fees payable on the Closing Date pursuant to this Agreement and all costs and expenses of the Agent which are payable upon the initial Borrowing pursuant to Section 9.3.
     SECTION 4.1.9 Perfection. The Agent shall have received evidence that all actions with respect to the Liens created by the Security Documents have been taken as are necessary or appropriate to perfect such Liens.
     SECTION 4.1.10 Review of Borrower’s Legal Structure. The Agent or its representatives shall have completed their review of the Borrower’s and the Irish Subsidiary’s legal structures.
     SECTION 4.1.11 Governmental Approvals, Licenses, Permits, Etc. The Agent shall be satisfied that the Borrower and the Irish Subsidiary have received all necessary approvals, licenses, permits or other requirements, necessary to consummate the transactions contemplated by this Agreement.
     SECTION 4.1.12 Affiliated Purchase Agreements. The Agent shall have received a certificate from an Authorized Person of the Borrower to the effect that attached thereto are true and correct copies of the Affiliated Purchase Agreements as in effect on the Closing Date, and be reasonably satisfied therewith.
     SECTION 4.1.13 [Reserved].
     SECTION 4.1.14 Irish Subsidiary. The Agent shall have received (i) a certificate from an Authorized Person of the Borrower to the effect that (A) attached thereto are true and correct copies of the Irish Subsidiary Purchase Documents as in effect on the Closing Date, and the Agent shall be satisfied therewith; (B) that the Borrower has acquired all the Stock of the Irish Subsidiary on the Closing Date in accordance with the terms of such Irish Subsidiary Purchase Documents; and (C) that the Irish Receivables Loan Program has been terminated; (ii) all certificates evidencing the Borrower’s ownership of the Stock of the Irish Subsidiary, together with duly executed “blank” stock powers appended thereto; (iii) an indemnity agreement in favor of the Agent, for the benefit of the Lenders, from Dana Europe A.G. in respect of the acquisition by the Borrower of the Stock of the Irish Subsidiary; (iv) the Irish Subsidiary Guaranty; and (v) the Irish Subsidiary Security Agreement.
     SECTION 4.1.15 Other Documents, Certificates, Etc. The Agent shall have received such other documents, certificates, opinions of counsel or other materials (certified at its request) as it reasonably requests from the Borrower and the Irish Subsidiary with respect to this Agreement, the transactions contemplated hereby, or any organic Documents, Contractual Obligations of the Borrower and the Irish Subsidiary or Approvals.
     SECTION 4.2 All Loans and Letters of Credit. Without duplication of any conditions precedent required to be satisfied pursuant to Section 4.1, the obligations of the Lenders to make any Loans and to cause the issuance of Letters of Credit (including the initial Loans and Letter of Credit), shall be subject to the satisfaction of each of the additional conditions precedent set forth in this Section 4.2; (a) the representations and warranties set forth in Article 5 shall have been true and correct in all material respects as of the date initially made, and both before and after giving effect to the making of any such Loan (except to the extent expressly stated to be as of an earlier date); (b) no Default or Event of Default shall have occurred and be continuing or would result therefrom; (c) the aggregate of all Facility Loans plus the aggregate outstanding amount of all Letter of Credit Obligations does not exceed the Borrowing Base, as reflected by a then current Borrowing Base Certificate; and (d) the Agent shall have received a duly completed Borrowing Request and/or a Letter of Credit Request, as applicable.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES, ETC.
     In order to induce the Lenders and the Agent to enter into this Agreement, to engage in the transactions contemplated herein and in the other Loan Documents and to make the Loans and cause the issuance of Letters of Credit, the Borrower represents and warrants to the Agent and each Lender as set forth in this Article 5. Each and all of the representations and warranties set forth in this Article 5 shall be true and correct in all material respects, assuming and after giving effect to the consummation of the transactions contemplated by this Agreement and the other Loan Documents.
     SECTION 5.1 Organization, Power, Authority, Etc. Each of the Borrower and the Irish Subsidiary (i) is duly organized and existing and in good standing under the Laws of the jurisdiction of its organization or incorporation, (ii) is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the failure to so qualify could reasonably be expected to result in a Material Adverse Change, and (iii) has full power and authority, and, holds all governmental licenses, permits, registrations and other approvals required under all Requirements of Law, to own and hold under lease its property and to conduct its business as conducted prior to the Closing Date, including all Approvals, except as could not reasonably be expected to result in a Material Adverse Change. Each of the Borrower and the Irish Subsidiary has full power and authority to enter into and perform its Obligations under this

Agreement, the Notes and each other Loan Document executed or to be executed by it and, in the case of the Borrower, to obtain Loans hereunder.
     SECTION 5.2 Due Authorization. The execution and delivery by each of the Borrower and the Irish Subsidiary of this Agreement, the Notes and each other Loan Document executed or to be executed by it, and the incurrence and performance by the Borrower of the Obligations have been duly authorized by all necessary corporate action, do not require any Approval (except those Approvals already obtained), do not and will not conflict with, result in any violation of, or constitute any default under, any provision of any Organic Document or Contractual Obligation of the Borrower or the Irish Subsidiary or any Law or governmental regulation or court decree or order, and will not result in or require the creation or imposition of any Lien on the Borrower’s properties pursuant to the provisions of any Contractual Obligation of the Borrower other than the Loan Documents.
     SECTION 5.3 Validity, Etc. This Agreement, the Notes and each other Loan Document executed by each of the Borrower and the Irish Subsidiary constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar Laws affecting creditors’ rights generally, and the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at Law).
     SECTION 5.4 [Omitted].
     SECTION 5.5 Solvency. As of the Closing Date, each of the Borrower and the Subsidiary is able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured. As of the Closing Date, neither the Borrower nor the Irish Subsidiary is not insolvent within the meaning of Section 214 of the Irish Companies Act, 1963 or Section 2(3) of the Irish Companies (Amendment) Act, 1990. As of the Closing Date, neither the Borrower nor the Irish Subsidiary intends to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature, taking into account the timing and amounts of cash to be received by it and the timing and amounts of cash to be payable on or in respect of its Indebtedness.
     SECTION 5.6 Absence of Default. Neither the Borrower nor the Irish Subsidiary is in default in the payment of (or in the performance of any obligation applicable to) any Indebtedness, or is in default under any regulation of any Governmental Agency or court decree or order, or is in default under any Requirements of Law, except as could not reasonably be expected to result in a Material Adverse Change.
     SECTION 5.7 Litigation, Legislation, Etc. There is no pending or, to the knowledge of the Borrower, threatened (in writing) litigation, arbitration or governmental investigation, proceeding or inquiry in respect of the Borrower or the Irish Subsidiary which could reasonably be expected to result in a Material Adverse Change.
     SECTION 5.8 Taxes. Neither the Borrower nor the Irish Subsidiary has failed to file any tax returns and reports required by Law to have been filed by it and has paid all taxes and Charges thereby shown to be owing, except any such taxes or Charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books and except as could not reasonably be expected to result in a Material Adverse Change.
     SECTION 5.9 Ownership of Properties; Collateral.
     (a) Each Purchased Affiliated Account is owned by the Borrower free and clear of any Lien, other than any Permitted Liens; the Agent, for the benefit of the Lenders and itself has a valid and perfected first priority Lien thereon.
     (b) The provisions of the Security Documents are effective to create in favor of the Agent for the benefit of the Agent and the Lenders a legal, valid and enforceable security interest in all right, title and interest of the Borrower in the Collateral described therein, and the Security Documents will, after the taking any actions required under applicable law to perfect such security interest, create a fully perfected first priority security interest in all right, title and interest of the Borrower in all of the Collateral subject to no Liens, other than Permitted Liens.
     SECTION 5.10 Accuracy of Information. Neither this Agreement nor any document or written statement furnished to the Agent or any of the Lenders by or on behalf of the Borrower or the Irish Subsidiary in connection with the negotiation, execution and delivery of this Agreement or any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein when taken as a whole, not materially misleading.
     SECTION 5.11 Subsidiaries. There are no Subsidiaries of the Borrower or the Irish Subsidiary as of the Closing Date, except for, in the case of the Borrower, the Irish Subsidiary.
     SECTION 5.12 Data Protection. Each of the Borrower and the Irish Subsidiary is in compliance with any material provisions of all applicable Data Protection Laws applicable to it or its business or properties, except where the failure to comply would not reasonably be expected to have a Material Adverse Change.
     SECTION 5.13 Purchased Affiliated Accounts. Each purchase by the Borrower of Purchased Affiliated Accounts from the applicable Affiliated Seller shall be made in exchange for payment made by the Borrower to such Affiliated Seller in accordance with the provisions of the applicable Affiliated Purchase Agreement of cash (including intercompany advances), in an amount which constituted fair consideration, reasonably equivalent value and fair market value. Each such purchase, acquisition or other transaction referred to above shall not have been made for or on account of an antecedent debt owed by the applicable Affiliated Seller to the Borrower, and no such sale, acquisition or other transaction is or may be voidable or subject to avoidance under any section of any applicable bankruptcy, insolvency, moratorium or similar Law affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at Law).
     SECTION 5.14 Anti-Terrorism Laws.
     (a) The Borrower has not, the Irish Subsidiary has not, and, to the knowledge of the Borrower, none of its other Affiliates (including the Affiliated Sellers) and none of the respective officers, directors, brokers or agents of the Borrower, such Subsidiary or Affiliate (i) has violated or is in violation of Anti-Terrorism Laws or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in the “Forty Recommendations” and “Nine Special Recommendations” published by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.
     (b) The Borrower is not, the Irish Subsidiary is not, and, to the Borrower’s knowledge, none of its other Affiliates (including the Affiliated Sellers) and none of the respective officers, directors, brokers or agents of the Borrower or such Affiliate is acting or benefiting in any capacity in connection with the Loans is an Embargoed Person.
     (c) The Borrower is not, the Irish Subsidiary is not, and, to the knowledge of the Borrower, none of its other Affiliates (including the Affiliated Sellers) and none of the respective officers, directors, brokers or agents of the Borrower, such Subsidiary or such Affiliate acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
ARTICLE 6
COVENANTS
     SECTION 6.1 Affirmative Covenants. The Borrower agrees that until the Commitments have terminated and all Obligations (other than unmatured contingent Obligations and Obligations that expressly survive the termination of this Agreement pursuant to Section 9.5) have been paid and performed in full, the Borrower will perform, and cause the Irish Subsidiary to perform, as applicable, the obligations set forth in this Section 6.1.
     SECTION 6.1.1 Financial Information, Etc. The Borrower will furnish (or cause to be furnished) to the Agent copies of the following financial statements, reports and information:
     (a) (i) promptly when available and in any event within one hundred twenty (120) days after the close of each Fiscal Year, a consolidated balance sheet and a consolidating balance sheet for the Ultimate Holdco and its Subsidiaries (including the Borrower and the Irish Subsidiary) at the close of such Fiscal Year, and related consolidated statements of operations, retained earnings, and cash flows for such Fiscal Year, of the Ultimate Holdco and its Subsidiaries (with comparable information at the close of and for the prior Fiscal Year beginning with the Fiscal Year ending December 31, 2011) in each case certified (in the case of consolidated statements) by its certified public accountants existing on the Closing Date, or other independent public accountants reasonably satisfactory to the Agent;
     (b) promptly when available and in any event within forty-five (45) days after the close of each Fiscal Quarter of each Fiscal Year, a European Operations Report for such Fiscal Quarter and the Fiscal Year to date;

     (c) within forty-five (45) days after the close of each Fiscal Quarter, a Compliance Certificate from an Authorized Person on behalf of the Borrower calculated as of the close of such Fiscal Quarter and a brief report containing management’s discussion and analysis of the financial condition and results of operations of the European Operations Companies;
     (d) within thirty (30) days after the end of each Fiscal Year of the European Operations Companies, updates to the Projections prepared on a quarterly basis for the upcoming Fiscal Year supporting details and a statement of underlying assumptions;
     (e) on or before the fifteenth (15th) day of each calendar month, a completed Borrowing Base Certificate from an Authorized Person on behalf of the Borrower reported in Euros with all necessary currency conversions made at spot exchange rates accurate as of the last day of the immediately preceding calendar month together with supporting schedules in such form as the Agent may reasonably approve; and
     (f) such other information with respect to the financial condition, business, property, assets, revenues and operations of the Borrower or the Irish Subsidiary as the Agent may from time to time reasonably request.
     SECTION 6.1.2 Maintenance of Corporate Existence, Etc. The Borrower will cause to be done at all times all things necessary to maintain and preserve the corporate existence of the Borrower and subject to Section 6.2.7, the Irish Subsidiary.
     SECTION 6.1.3 Foreign Qualification. The Borrower will cause to be done at all times all things necessary to be, and have the Irish Subsidiary (as applicable) to be, duly qualified to do business and be in good standing as a foreign corporation in each jurisdiction where the failure to so qualify could reasonably be expected to result in a Material Adverse Change.
     SECTION 6.1.4 Payment of Taxes, Etc. The Borrower will pay and discharge, and cause the Irish Subsidiary to pay and discharge, as the same become due and payable, (a) all Charges against it or on any of its property, as well as claims of any kind which, if unpaid, could reasonably be expected to become a Lien upon any one of its properties, and (b) all Lawful claims for labor, materials, supplies, services or otherwise before any thereof become a default; provided, however, that the foregoing shall not require the Borrower or the Irish Subsidiary to pay or discharge any such Charge or claim so long as it shall be diligently contesting the validity thereof in good faith by appropriate proceedings and shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto or as could not reasonably be expected to result in a Material Adverse Change.
     SECTION 6.1.5 Insurance. The Borrower will maintain or cause to be maintained for itself and the Irish Subsidiary insurance, either directly or through an Affiliate, with respect to its properties and business against such casualties, contingencies and liabilities and of such types and in such amounts as is usual and customary for similar businesses of the Borrower and the Irish Subsidiary.
     SECTION 6.1.6 Notice of Default, Litigation, Etc. The Borrower will give prompt written notice (with a description in reasonable detail) to the Agent of: (a) the occurrence of any Default; (b) the occurrence of any litigation, arbitration or governmental investigation or proceeding not previously disclosed in writing by the Borrower to the Lenders which has been instituted or, to the knowledge of the Borrower, is threatened (in writing) against, the Borrower or the Irish Subsidiary or to which any of its respective properties, assets or revenues is subject which could reasonably be expected to result in a Material Adverse Change; and (c) the occurrence of any other circumstance which could reasonably be expected to result in a Material Adverse Change.
     SECTION 6.1.7 Books and Records. The Borrower will keep its records concerning the Purchased Affiliated Accounts at the address of the Borrower set forth below, or as the Borrower shall otherwise specify to the Agent from time to time. The Borrower also will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Purchase Affiliated Accounts and related Contractual Obligations in the event of the loss or destruction of the originals thereof), and keep and maintain all records and other information reasonably necessary or advisable for the collection of all Purchased Affiliated Accounts (including records adequate to permit collections of and adjustments to each existing Purchased Affiliated Accounts). The Borrower shall give the Agent prompt notice of any material change in its administrative and operating procedures referred to in the previous sentence. The Borrower will permit the Agent or any of its representatives, at reasonable times and reasonable intervals upon reasonable advance notice (and in any event at least two weeks’ advance notice unless an Event of Default then exists and, then, with one (1) Business Day’s advance notice) to visit all of its and the Irish Subsidiary’s offices, to discuss its financial matters with its officers and, in the presence of representatives of the Borrower, independent public accountants and to examine any of its and the Irish Subsidiary’s books or other corporate records. The Agent may conduct all such field audits of all Collateral of the Borrower and the Irish Subsidiary as the Agent may reasonably request, all at reasonable times and upon reasonable advance notice to Borrower (and in any event at least two weeks’ advance notice unless an Event of Default then exists and, then, with (1) Business Day’s advance notice), all such field audits to be conducted by internal auditors of the Agent or of outside auditors of nationally recognized good standing engaged by the Agent, and in form and substance reasonably satisfactory to the Agent and at such intervals as Agent shall determine; provided, however, that unless an Event of Default then exists, the Agent will limit such audits subsequent to the Closing Date to one (1) per each twelve (12) months’ period with the first such audit not occurring until at least 180 days after the Closing Date. The Borrower shall pay any reasonable and documented out-of-pocket fees and expenses, including, without limitation, any fees of its independent public accountants and internal or external auditors incurred in connection with the Agent’s or any Lender’s exercise of its rights pursuant to this Section 6.1.7.
     SECTION 6.1.8 Maintenance of Properties, Etc. The Borrower will maintain and preserve all of its and the Irish Subsidiary’s properties (real and personal and including all intangible assets), except obsolete properties which are not used or necessary in the conduct of its business, in good working order and condition, ordinary wear and tear excepted, in each case, except as could not reasonably be expected to result in a Material Adverse Change.
     SECTION 6.1.9 Maintenance of Licenses and Permits. The Borrower will maintain and preserve all of its and the Irish Subsidiary’s intellectual property rights, permits, licenses, approvals and privileges issued under or arising under any Requirements of Law, except as could not reasonably be expected to result in a Material Adverse Change.

     SECTION 6.1.10 Maintenance of Affiliated Purchase Agreements. The Borrower will maintain at all times in full force and effect the Affiliated Purchase Agreements, except as could not reasonably be expected to result in a Material Adverse Change.
     SECTION 6.1.11 Compliance with Laws. The Borrower will comply and cause the Irish Subsidiary to comply with all applicable Requirements of Law.
     SECTION 6.1.12 Deposit Accounts. The Borrower shall maintain all of its Deposit Accounts with the Agent (or an Affiliate of the Agent), with another Lender or with another depository institution approved by the Agent, in its Permitted Discretion, and such Deposit Accounts shall at all time be subject to Deposit Account Control Agreements. Without limitation of the foregoing, the Borrower shall cause all Collections to be deposited (whether by electronic payment or otherwise) in Deposit Accounts of the Borrower subject to Deposit Account Control Agreements. The Borrower shall establish and maintain a lockbox address pursuant to the terms of a lockbox agreement with the Agent (or its designee) which shall be in form and substance satisfactory to the Agent in its Permitted Discretion, and the Borrower shall request in writing and otherwise take such reasonable steps to ensure that all of its Account Debtors which make payments on Purchased Affiliated Accounts to the Borrower forward them directly to such lockbox address. The parties hereto agree that, unless and until an Event of Default shall have occurred and be continuing, the Borrower and the Irish Subsidiary may withdraw amounts on deposit in Deposit Accounts on each Business Day.
     SECTION 6.2 Negative Covenants. The Borrower agrees that until all Commitments have terminated and all Obligations (other than unmatured contingent Obligations and Obligations that expressly survive the termination of this Agreement pursuant to Section 9.5) have been paid and performed in full, the Borrower will perform, and cause the Irish Subsidiary to perform, the obligations set forth in this Section 6.2.
     SECTION 6.2.1 Business Activities. The Borrower will not engage or permit the Irish Subsidiary to engage in any material business activity, except those in which the Borrower is engaged on the Closing Date and such activities as may be incidental or related thereto and reasonable extensions thereof. For avoidance of any doubt, the business activity of the Borrower on the Closing Date is limited to the acquisition of Purchased Affiliated Accounts pursuant to the Affiliated Purchase Agreements, the financing thereof pursuant thereto, and the remittance of borrowed funds to the Affiliated Sellers from time to time pursuant to the terms of the Affiliated Purchase Agreements in payment of the Purchased Affiliate Accounts; and the business of the Irish Subsidiary is as described and limited by Section 6.2.7. Other than the Purchased Affiliated Accounts and for miscellaneous office equipment necessary to operate its business, e.g., copiers, computers, etc., the Borrower shall own no material tangible assets.
     SECTION 6.2.2 Indebtedness. The Borrower will not, and will not permit the Irish Subsidiary to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness other than: (a) Indebtedness in respect of the Loans, Letters of Credit and other Obligations; and (b) unsecured Indebtedness owing to any Affiliate at any time.
     SECTION 6.2.3 Liens. The Borrower will not, and will not permit the Irish Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets,

whether now owned or hereafter acquired, except: (a) Liens in favor of the Agent or the Lenders granted pursuant to any Loan Document; (b) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable with penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books; (c) judgment Liens with respect to judgments to the extent such judgments do not constitute an Event of Default described in Section 7.1.9; (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other non-consensual statutory liens; (e) statutory or common law liens or rights of setoff of depository banks with respect to funds of the Borrower or the Irish Subsidiary at such banks to secure fees and charges in connection with returned items or the standard fees and charges of such banks in connection with the deposit accounts maintained by the Borrower or the Irish Subsidiary at such banks; (f) extended retentions of title on the Purchased Affiliate Accounts (provided that, pursuant to the Affiliated Purchase Agreements, any such Liens are made subordinate to the Lien of the Agent on the Collateral) that will expire upon the payment by the Borrower of the purchase price therefor; and (g) as listed on Schedule 6.2.3 annexed hereto;
     SECTION 6.2.4 Financial Covenant. If Facility Availability at the end of any Fiscal Month, determined on a daily average basis for such Fiscal Month, is less than Five Million Euros (€5,000,000), then the Fixed Charge Coverage Ratio (as defined in Schedule 6.2.4), computed for the applicable fiscal period described in said Schedule 6.2.4, shall be not less than that amount specified on said Schedule 6.2.4 as of the end of such fiscal period.
     SECTION 6.2.5 Investments. The Borrower will not and will not permit the Irish Subsidiary to make, incur, assume or suffer to exist any Investment in any other Person except: (a) deposits for utilities, security deposits under leases and similar prepaid expenses; (b) Purchased Affiliated Accounts; and (c) deposit accounts of the Borrower maintained with banks in the ordinary course of business and the funds therein.
     SECTION 6.2.6 Restricted Payments, Etc. If and only if an Event of Default has occurred which is then continuing, the Borrower will not declare, pay or make any dividend or distribution (in cash, property or obligations) on the shares of any class of Stock (now or hereafter outstanding) of the Borrower or on any warrants, options or other rights in respect of any class of Stock (now or hereafter outstanding) of the Borrower or apply, any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of any shares of any class of Stock (now or hereafter outstanding) of the Borrower or any rights, options or warrants to subscribe for or purchase any shares of any class of Stock of the Borrower, or make any deposit for any of the foregoing.
     SECTION 6.2.7 Consolidation Merger, Etc. The Borrower will not, and will not permit the Irish Subsidiary to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division or business unit thereof), except by the Borrower of the Irish Subsidiary whose Stock is being acquired by the Borrower on the Closing Date pursuant to the Irish Subsidiary Purchase Documents; provided, however, that, notwithstanding the foregoing, (a) soon as practicable hereafter, but in any event, unless the Required Lenders otherwise approve, not later than December 1, 2011, Borrower shall have caused all Irish Subsidiary Collection Accounts to be closed and shall have dissolved the Irish Subsidiary, or caused the Irish

Subsidiary to be merged into, or consolidated with, the Borrower or liquidated (in which event, the Irish Subsidiary Guaranty and the Irish Subsidiary Security Agreement shall be released and discharged concurrently therewith), and (b) pending such dissolution, merger, consolidation or liquidation, from and after the Closing Date, (i) the Irish Subsidiary shall own no assets, other than the Irish Subsidiary Collection Accounts, and have no liabilities, other than for the fees and charges associated with the operation of the Irish Subsidiary Collection Accounts (which the Borrower agrees to cause to be paid), (ii) the Irish Subsidiary shall conduct no business other than to own and operate the Irish Subsidiary Collection Accounts for the benefit of the Borrower; (iii) all funds deposited into the Irish Subsidiary Deposit Accounts constituting proceeds of Purchased Affiliated Accounts shall constitute property of the Borrower and the Borrower shall cause all such deposited funds to be withdrawn and paid over to the Borrower’s Deposit Accounts on a daily basis; (iv) the Borrower shall make no loans or cash advances to, or otherwise invest any funds in, the Irish Subsidiary except for nominal sums related to, and necessary for, its ongoing existence and the maintenance of the Irish Subsidiary Collection Accounts.
     SECTION 6.2.8 Subsidiaries. The Borrower will not and will not permit the Irish Subsidiary to create or acquire any Subsidiary except, in the case of the Borrower, for the Irish Subsidiary.
     SECTION 6.2.9 Asset Dispositions, Etc. The Borrower will not and will not permit the Irish Subsidiary to sell, transfer, lease or otherwise dispose of, or grant options, warrants or other rights with respect to, any of its assets to any Person, unless the disposition does not include any Eligible Accounts and except for any dispositions to the Borrower by the Irish Subsidiary.
     SECTION 6.2.10 Modification of Organic Documents, Etc. The Borrower will not and will not permit the Irish Subsidiary to consent to any amendment, supplement or other modification of any of the terms or provisions contained in, or applicable to, the Organic Documents of the Borrower or the Irish Subsidiary that is materially adverse to the interests of the Lenders.
     SECTION 6.2.11 Transactions with Affiliates. The Borrower will not and will not permit the Irish Subsidiary to enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates which is on terms which are less favorable to the Borrower than are obtainable from any Person which is not one of its Affiliates, except that (i) the Borrower may enter into, and perform under, the Affiliated Purchase Agreements (including the purchase of Purchased Affiliated Accounts pursuant thereto), (ii) the Borrower may incur and perform its obligations with respect to Indebtedness incurred in accordance with Section 6.2.2(b) hereof, (iii) the Borrower may acquire the Stock of the Irish Subsidiary pursuant to the Irish Subsidiary Purchase Documents on the Closing Date, and thereafter own and operate the Irish Subsidiary subject to the limitations set forth in Section 6.2.7, and (iv) the Borrower and Dana Europe A.G. an Affiliate, may enter into an Intra-Group Service Agreement, dated as of the Closing Date, pursuant to the Borrower may receive services thereunder from Dana Europe A.G. pursuant thereto for the service fee described therein as in effect on the Closing Date.

     SECTION 6.2.12 Change in Accounting Method. The Borrower will not and will not permit the Irish Subsidiary to make any change in accounting treatment and reporting practices except as required by Irish GAAP.
     SECTION 6.2.13 Change in Fiscal Year End. The Borrower will not and will not permit the Irish Subsidiary to change its Fiscal Year end or have a different Fiscal Year from each other.
     SECTION 6.2.14 Amendments to Affiliated Purchase Agreements. The Borrower will not and will not permit the Irish Subsidiary to amend, modify, waive, consent to any change in, or otherwise agree to, or acquiesce in, any change to any of the terms and conditions of any of the Affiliated Purchase Agreements at any time subsequent to the Closing Date, except with the prior written approval of Agent.
     SECTION 6.2.15 Compliance with Anti-Terrorism Laws. The Borrower will not and will not permit the Irish Subsidiary to: (a) directly or indirectly, in connection with the Loans, knowingly (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law; (b) directly or indirectly, in connection with the Loans, knowingly cause or permit any of the funds of the Borrower or the Irish Subsidiary that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Anti-Terrorism Law; and (c) knowingly cause or permit (i) an Embargoed Person to have any direct or indirect interest in or benefit of any nature whatsoever in the Loan Parties or (ii) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, an Embargoed Person.
ARTICLE 7
EVENTS OF DEFAULT
     SECTION 7.1 Events of Default. The term “Event of Default” shall mean any of the events set forth in this Section 7.1.
     SECTION 7.1.1 Non-Payment of Obligations. Either: (i) The Borrower shall default: (a) in the payment or prepayment when due of any principal of any Loan; or (b) in the payment when due of the interest payable in respect of any Loan, the fees provided for in Section 2.3 hereof or any other Obligations and such default shall continue unremedied for a period of five (5) Business Days; or (ii) the Irish Subsidiary shall default in the payment of its obligations under the Irish Subsidiary Guaranty..
     SECTION 7.1.2 Non-Performance of Certain Covenants. The Borrower shall default in the due performance and observance of any of its obligations under Section 6.1 (including any which the Borrower has agreed to cause the Irish Subsidiary to perform or observe) and such default shall continue unremedied for a period of thirty (30) days after receipt of notice thereof from Agent or any Lender, or shall default in the due performance or observation of any of its obligations under Section 6.2.
     SECTION 7.1.3 Defaults Under Other Loan Documents; Non-Performance of Other Obligations. Any “Event of Default” shall occur under the other Loan Documents; or the Borrower shall default in the due performance and observance of any other obligation, covenant or agreement contained herein or in any other Loan Document and such default shall continue unremedied for a period of thirty (30) days after receipt of notice thereof from Agent or any Lender.
     SECTION 7.1.4 Bankruptcy. Any Event of Bankruptcy shall occur with respect to any Transaction Party.
     SECTION 7.1.5 Breach of Warranty. Any representation or warranty of the Borrower or the Irish Subsidiary hereunder or in any other Loan Document or in any other writing furnished by or on behalf of the Borrower or the Irish Subsidiary to the Agent or any Lender for the purposes of or in connection with this Agreement or any such Loan Document is or shall be incorrect in any material respect when made.
     SECTION 7.1.6 Breach by Affiliated Seller. Either: (i) any representation, warranty, certification or statement made by any Affiliated Seller in, respectively, the applicable Affiliate Purchase Agreement shall prove to have been incorrect in any material respect when made or deemed made, except to the extent that the affected Affiliated Seller has repurchased from Borrower, for cash, all Purchased Affiliate Accounts affected thereby for the amount then owing thereunder twenty (20) Business Days after such Default occurs to the extent required by the applicable Affiliated Purchase Agreement; or (iii) any “Seller Termination Event” (as that term, or any similar term, is defined in the applicable Affiliate Purchase Agreement) occurs.
     SECTION 7.1.7 Default on Other Indebtedness, Etc. (a) Any Indebtedness of any Transaction Party in an aggregate principal amount exceeding Five Million Euros (€5,000,000) (i) shall be duly declared to be or shall become due and payable prior to the stated maturity thereof, or (ii) shall not be paid as and when the same becomes due and payable including any applicable grace period; or (b) there shall occur and be continuing any event which constitutes an event of default under any Instrument relating to any Indebtedness of any Transaction Party in an aggregate principal amount exceeding Five Million Euros (€5,000,000) the effect of which is to permit the holder or holders of such Indebtedness, or a trustee, agent or other representative on behalf of such holder or holders, to cause such Indebtedness to become due prior to its stated maturity.
     SECTION 7.1.8 Failure of Valid, Perfected Lien. Agent’s Lien in the Collateral, and all proceeds thereof, securing the Obligations shall cease to be valid or perfected at any time after the Closing Date, except to the extent any failure to be perfected arises as a result of the Agent failing to take any action to establish or maintain the validity or perfection thereof.
     SECTION 7.1.9 Judgments. A final judgment which (in each case to the extent not covered by insurance), exceeds an aggregate of Five Million Euros (€5,000,000), shall be entered against the Borrower or the Irish Subsidiary and, within sixty (60) days after entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or, within sixty (60) days after the expiration of any such stay, such judgment shall not have been discharged.
     SECTION 7.1.10 Loss of Permits, Etc. Either (i) the entry of any order of a court enjoining, restraining or otherwise preventing the Borrower or the Irish Subsidiary from conducting all or any material part of its business affairs; or (ii) the cessation of business or dissolution of the Borrower or, except as expressly contemplated hereby, the Irish Subsidiary.
     SECTION 7.1.11 Change of Control. Any of the following shall occur: (i) Ultimate Holdco shall cease at any time to own and control directly or indirectly one hundred percent of the issued and outstanding Voting Stock of each of the Affiliated Sellers and the Borrower; or (ii) the Affiliated Sellers shall cease at any time to own and control directly or indirectly one hundred percent (100%) of the issued and outstanding Voting Stock of the Borrower; or (iii) the Borrower shall cease at any time to own and control one hundred percent (100%) of the issued and outstanding Voting Stock of the Irish Subsidiary, except as contemplated hereby.
     SECTION 7.2 Action if Bankruptcy Default. If any Event of Default described in Section 7.1.4 shall occur, the outstanding principal amount of all outstanding Loans and all other Obligations automatically shall be and become immediately due and payable, without notice or demand, and the Borrower will deposit with the Agent, as cash collateral, an amount equal to the aggregate undrawn face amount of all Letters of Credit, which amount automatically shall become immediately due and payable by the Borrower and to the extent paid by the Borrower shall constitute a prepayment under this Agreement, and the Agent may exercise any and all rights and remedies available under this Agreement or any other Loan Document, or available at Law or in equity, at any time, in any order and in any combination. In addition thereto, the Borrower authorizes the Agent, following the occurrence and during the continuation of a such Event of Default, to take any and all steps in the Borrower’s name and on behalf of the Borrower that are necessary or desirable, in the determination of the Agent, to collect amounts due under the Collateral, including (i) endorsing the Borrower’s name on checks and other instruments representing Collections, (ii) enforcing the Purchased Affiliated Accounts and any Related Security and other Loan Documents, including to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with therewith and (iii) to file any claims or take any action or institute any proceedings that the Agent (or such designee) may deem to be necessary or desirable for the collection thereof or to enforce compliance with the terms and conditions of, or to perform any obligations or enforce any rights of the Borrower in respect of, the Purchased Affiliated Accounts and any Related Security and any other Loan Documents.
     SECTION 7.3 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in Section 7.1.4) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Agent may, and upon the direction of the Required Lenders, shall (a) declare all or any portion of the outstanding principal amount of the Loans to be due and payable and any or all other Obligations to be due and payable, whereupon the full unpaid amount of such Loans and any and all other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand, or presentment, (b) demand that the Borrower deposit with the Agent, as cash collateral, an amount equal to the aggregate undrawn face amount of all Letters of Credit, which amount shall become immediately due and payable by the Borrower and to the extent paid by the Borrower shall constitute a prepayment under this Agreement, and (c) to the extent permitted under any Letter of Credit, require the beneficiary thereof to draw upon the undrawn face amount thereof, and the Agent may exercise any and all rights and remedies available under this Agreement or any other Loan Document, or available at Law or in equity, at any time, in any order and in any combination.
     SECTION 7.4 Application of Proceeds Following Default. Notwithstanding anything to the contrary set forth in this Agreement, following the occurrence of an Event of Default and the acceleration of the Obligations pursuant to Section 7.3, all proceeds of Collateral and other payments made by the Borrower, or received from any other source, shall be applied as follows: (a) first to the payment of all fees and reasonable expenses of the Agent then due hereunder or under any of the other Loan Documents and allocated to the Facility until paid in full; (b) second to the payment of all fees and expenses in respect of the Facility then due to the Lenders having Facility Commitments hereunder, pro rata based on the outstanding principal balance of each such Lender’s Facility Loan until paid in full; (c) third, to pay interest due in respect of the Facility Loans, pro rata based on the outstanding principal balance of each such Lender’s Facility Loan until paid in full; (d) fourth, to repay principal of the Facility Loans, pro rata based on the outstanding principal balance of each such Lender’s Facility Loan until paid in full; (e) fifth, to be held by the Agent as cash collateral in an amount up to one hundred five percent (105%) of the then outstanding face amount of all Letters of Credit issued hereunder; (f) sixth, to pay all other Obligations, including all fees, expenses and interest thereon, until all such Obligations are paid in full; and (g) thereafter, to the Borrower or such other Person entitled thereto under applicable Law.
ARTICLE 8
THE AGENT
     SECTION 8.1 Actions. Each Lender authorizes the Agent to act on behalf of such Lender under this Agreement and any other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Agent (with respect to which the Agent agrees that it will, subject to the last two sentences of this Section 8.1, comply, except as otherwise reasonably advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Lender (including, without limitation, ING in its capacity as a Lender) agrees (which agreement shall survive any termination of this Agreement) to indemnify the Agent, severally but not jointly, pro rata according to such Lender’s aggregate percentage of the Commitments from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement, the Notes, or any other Loan Document, including the reimbursement of the Agent for all out-of-pocket expenses (including attorneys’ fees) incurred by the Agent hereunder or in connection herewith or in enforcing the Obligations of the Borrower under this Agreement or any other Loan Document, in all cases as to which the Agent is not reimbursed by the Borrower;

provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements determined by a court of competent jurisdiction in a final proceeding to have resulted primarily from the Agent’s gross negligence or willful misconduct. Notwithstanding any other provision of this Agreement to the contrary, the Agent shall not be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement or any other Loan Document, unless it is indemnified to its satisfaction by the Lenders against loss, costs, liability and expense. If any indemnity in favor of the Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given.
     SECTION 8.2 Funding Reliance, Etc. Unless the Agent shall have been notified by telephone, confirmed in writing, by any Lender by 3:00 p.m., New York City time, on the day prior to a Borrowing that such Lender will not make available the amount which would constitute its Loan Percentage of the Facility Loans on the date specified therefor, the Agent may assume that such Lender has made such amount available to the Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount; provided, however, that the Agent shall have no obligation to do so. If such amount is made available by such Lender to the Agent on a date after the date of such Borrowing, such Lender shall pay to the Agent on demand interest on such amount at the Federal Funds Rate for the number of days from and including the date of such Borrowing to the date on which such amount becomes immediately available to the Agent, together with such other compensatory amounts as may be required to be paid by such Lender to the Agent pursuant to the Rules for Interbank Compensation of the Council on International Banking or the Clearinghouse Compensation Committee, as the case may be, as in effect from time to time. A statement of the Agent submitted to any Lender with respect to any amounts owing under this Section 8.2 shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to the Agent by such Lender within three (3) Business Days after the date of such Borrowing, the Agent shall be entitled to recover such amount, with interest thereon at the rate per annum then applicable to the Loans comprising such Borrowing, within five Business Days after demand, from the Borrower.
     SECTION 8.3 Exculpation. Neither the Agent nor any of its directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement, the Notes, or any Loan Document, or in connection herewith or therewith, except for its own willful misconduct or gross negligence. The Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any certificate or other document delivered in connection herewith or for the authorization, execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, or sufficiency of any of the Loan Documents, the financial condition of the Borrower or any Subsidiary or the condition or value of any of the Collateral, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of any of the Loan Documents, the financial condition of the Borrower or any Subsidiary or the existence or possible existence of any Default. The Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which it believes to be genuine and to have been presented by a proper Person.

     SECTION 8.4 Successor. The Agent may resign as such at any time upon at least thirty (30) days’ prior notice to the Borrower and all Lenders, such resignation not to be effective until a successor Agent is in place. If the Agent at any time resigns, the Required Lenders, with the prior consent of the Borrower prior to the occurrence and continuation of any Event of Default (not to be unreasonably withheld), may appoint another Lender as a successor Agent which shall thereupon become the Agent hereunder. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be one of the Lenders or a financial institution reasonably acceptable to the Borrower organized under the Laws of the United States and having a combined capital and surplus of at least Five Hundred Million Euros (€500,000,000). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall be entitled to receive from the retiring Agent such documents of transfer and assignment as such successor Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.
     SECTION 8.5 Loans and other Transactions by the Agent and its Affiliates. The Agent shall have the same rights and powers with respect to (a) the Loans made by it or any of its Affiliates, and (b) the Notes held by it or any of its Affiliates, as any Lender and may exercise the same as if it were not the Agent. ING and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower or any Person who may do business with or own securities of the Borrower, all as if ING were not the Agent and without any duty to account therefor to the Lenders.
     SECTION 8.6 Credit Decisions. Each Lender acknowledges that it has, independently of the Agent and each other Lender, and based on such financial information and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend its Commitments, to make the Loans. Each Lender also acknowledges that it will, independently of the Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.
     SECTION 8.7 Copies, Etc. The Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Agent by the Borrower pursuant to the terms of this Agreement. The Agent will distribute to each Lender each Instrument received for its account and copies of all other communications received by the Agent from the Borrower for distribution to the Lenders by the Agent in accordance with the terms of this Agreement. Notwithstanding anything herein contained to the contrary, all notices and communications to, with or from the Borrower under this Agreement and the other Loan Documents shall be effected by the Lenders through the Agent and by the Borrower through the Agent.

ARTICLE 9
MISCELLANEOUS
     SECTION 9.1 Waivers, Amendments, Etc.
     (a) The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and, (x) in the case of an amendment or modification, is consented to by the Borrower and the Required Lenders or (y) in the case of a waiver of any obligation of the Borrower or of compliance by the Borrower with any prohibition contained in this Agreement or any other Loan Document, is consented to by the Required Lenders; provided, however, that no such amendment, modification or waiver:
     (i) which would modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders shall be effective unless consented to by each Lender;
     (ii) which would modify this Section 9.1, change the definition of “Required Lenders,” reduce any fees payable to the Lenders described in Article 2 and Article 3 or extend the Facility Maturity Date shall be made without the consent of each Lender directly and adversely affected thereby;
     (iii) which would extend the due date for, or reduce the amount of, any payment or prepayment of principal of or interest on any Loan (or reduce the principal amount of or rate of interest on any Loan) shall be made without the consent of each Lender directly and adversely affected thereby; or
     (iv) which would affect adversely the interests, rights, compensation or obligations of the Agent shall be made without the consent of the Agent.
     (b) No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i), (ii) and (iii) in the proviso to the first sentence of this Section 9.1(a).
     (c) No failure or delay on the part of the Agent, any Lender or the holder of any Note in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Agent, any Lender or the holder of any Note under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.
     (d) Neither any Lender nor the Agent shall be under any obligation to marshal any assets in favor of the Borrower or against or in payment of any or all of the Obligations. Recourse for security shall not be required at any time. To the extent that the Borrower makes a payment or payments to the Agent or the Lenders, or the Agent or the Lenders enforces their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently for any reason invalidated, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy Law, state or federal Law, common Law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
     SECTION 9.2 Notices. All notices hereunder shall be in writing and shall be sufficiently given to the Agent, the Lenders or the Borrower if addressed or delivered to them at the following addresses:

If to the Lender:	ING Capital LLC
Structured Finance Group
200 Galleria Parkway
Atlanta, Georgia 30339
Attention: Portfolio Manager

with a copy to	King & Spalding, LLP
(which shall not	1180 Peachtree Street
constitute notice):	Atlanta, Georgia 30309
Attention: Gerald T. Woods, Esq.

If to the Borrower:	Dana Financial Services Ireland Limited
25/26 Windsor Place
Lower Pembroke Street
Dublin 2 Ireland
Attention: The Directors

with a copy to	Paul, Weiss, Rifkind, Wharton & Garrison LLP
(which shall not	1285 Avenue of the Americas
constitute notice):	New York New York 10019-6064
or at such other address as any party may designate to any other party by written notice. All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when received, if deposited in the mail, postage prepaid; and on the next Business Day, if timely delivered to an air courier guaranteeing overnight delivery.
     To the extent consented to by the Agent in writing from time to time, the Agent agrees that receipt of notices and communications (other than any such notice or communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder) by the Agent at its e-mail address(es) set forth above shall constitute effective delivery of notices and communications to the Agent for purposes of the Loan Documents.
     SECTION 9.3 Costs and Expenses. The Borrower agree to pay all reasonable and documented out-of-pocket expenses of the Agent for the negotiation, preparation, execution, and delivery of this Agreement and each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements, terminations, releases or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required (including the reasonable and documented fees and expenses of a single outside counsel for the Agent (plus a single local counsel in each relevant jurisdiction), or of any consultants or other experts retained by the Agent from time to time in connection therewith) whether or not the transactions contemplated hereby are consummated. The Borrower also agrees to pay and hold the Agent and the Lenders harmless from any stamp, documentary, intangibles, transfer or similar taxes or charges, and all recording or filing fees with respect to the Loan Documents or any payments to be made thereunder and all title insurance premiums, surveyors costs and valuation fees, and to reimburse the Agent and each Lender upon demand for all out-of-pocket expenses (including attorneys’ fees and expenses) incurred by the Agent or such Lender in enforcing the Obligations of the Borrower under this Agreement or any other Loan Document or related Document or in connection with any restructuring or “work-out” of any Obligations. The Agent will provide copies of statements and invoices with respect to such fees and expenses upon request by the Borrower from time to time.
     SECTION 9.4 Indemnification. In consideration of the execution and delivery of this Agreement by the Agent and each Lender and the extension of the Commitments, the Borrower hereby indemnifies and holds the Lender Parties free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities, damages and expenses (irrespective of whether such Lender Party is a party to the action for which indemnification hereunder is sought), including attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Lender Parties or any of them or asserted or awarded against the Lender Parties or any of them as a result of, or arising out of, or relating to:
     (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan or Letter of Credit;
     (b) the use of any of the proceeds of any Loan or Letter of Credit by the Borrower or any beneficiary of a Letter of Credit for any other purpose;
     (c) any information furnished by the Borrower in connection with the syndication of this Agreement;
     (d) the entering into and performance of this Agreement and any other Loan Document by any of the Lender Parties (other than the breach by such Lender Party of this Agreement);
     (e) the breach in any material respect by the Borrower of any representation or warranty set forth in this Agreement or any Loan Document;

     (f) the failure of the Borrower to comply in any material respect with any term, condition, or covenant set forth in this Agreement or any Loan Document; or
     (g) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not the Agent or any Lender (or any of their respective officers, directors, partners, employees or agents) is a party thereto;
except, in each case, for any such Indemnified Liabilities arising for the account of a particular Lender Party by reason of the relevant Lender Party’s bad faith, gross negligence or willful misconduct or breach of any Loan Document as determined by a final and nonappealable decision of a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable Law. The foregoing indemnity shall become effective immediately upon the execution and delivery hereof and shall remain operative and in full force and effect notwithstanding the consummation of the transactions contemplated hereunder, the repayment of any of the Loans made hereunder, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Lender or the Agent.
     SECTION 9.5 Survival. The agreements in Sections 2.4, 3.6, 9.3 and 9.4 in each case survive any termination of this Agreement and the payment in full of principal, interest and other amounts payable hereunder and under the Notes and the other Loan Documents. The representations and warranties made by the Borrower in this Agreement, the Notes and in each other Loan Document shall survive the execution and delivery of this Agreement, the Notes and each such other Loan Document.
     SECTION 9.6 Severability. Any provision of this Agreement, the Notes or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, the Notes or such other Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.
     SECTION 9.7 Headings. The various headings of this Agreement, the Notes and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement, the Notes or such other Loan Document or any provisions hereof or thereof.
     SECTION 9.8 Counterparts, Effectiveness, Etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be executed by the Borrower, the Lenders and the Agent and be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower and each Lender shall have been received by the Agent and notice thereof shall have been given by the Agent to the Borrower and each Lender. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic transmission (i.e. a “pdf” or “tif” document) shall be effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 9.9 Governing Law; Entire Agreement.
     (a) THIS AGREEMENT AND THE NOTES SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.
     (b) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR RELATED DOCUMENT, AND EACH HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT. EACH PARTY AGREES THAT SUCH JURISDICTION SHALL BE EXCLUSIVE WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING BROUGHT BY IT AGAINST ANY OTHER PARTY. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF ANY INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.
     (c) The Borrower does hereby irrevocably designate, appoint and empower CT Corporation System, whose present address is 111 Eighth Avenue, New York, New York 10011, as its authorized agent to receive, for and on its behalf and its property, service of process in the State of New York when and as such legal actions or proceedings may be brought in the courts of the State of New York or of the United States of America sitting in New York, and such service of process shall be deemed complete upon the date of delivery thereof to such agent whether or not such agent gives notice thereof to the Borrower, or upon the earliest of any other date permitted by applicable Law. The Borrower shall furnish the consent of CT Corporation System so to act to the Agent on or prior to the Closing Date. It is understood that a copy of said process served on such agent will as soon as practicable be forwarded to the Borrower, at its address set forth below, but its failure to receive such copy shall not affect in any way the service of said process on said agent as the agent of the Borrower. The Borrower irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of the copies thereof by certified mail, return receipt requested, postage prepaid, to it at its address set forth herein, such service to become effective upon the earlier of (i) the date 10 calendar days after such mailing or (ii) any earlier date permitted by applicable Law. The Borrower agrees that it will at all times continuously maintain an agent to receive service of process in the State of New York on behalf of itself and its properties and in the event that, for any reason, the agent named above or its successor shall no longer serve as its agent to receive service of process in the State of New York on its behalf, it shall promptly appoint a successor so to serve and shall advise the Agent and the Lenders thereof (and shall furnish to the Agent the consent of any successor agent so to act). Nothing in this Section 9.9 shall affect the right of the Agent or any Lender to serve process in any other manner permitted by applicable Law.

     SECTION 9.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Borrower may not assign or transfer their rights or obligations hereunder without the prior written consent of all Lenders; and the rights of sale, assignment and transfer of the Lenders are subject to Section 9.11.
     SECTION 9.11 Sale and Transfers, Participations, Etc.
     (a) Any Lender may at any time assign, syndicate or sell to one or more Participants participating interests in any Loan owing to such Lender, any Note held by such Lender, the Commitment of such Lender, any interest of any Lender in any Letter of Credit Obligations or any other interest of Lender under this Agreement and any Loan Document. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement shall remain unchanged and such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement and the other Loan Documents and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. The Borrower agrees that if amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence and continuance of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note, provided that such right of setoff shall be subject to the approval of the Required Lenders and to the obligations of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 3.7 as if the Participant were a Lender hereunder. The Borrower also agree that any Participant shall be entitled to the benefits of (i) Section 9.4 and (ii) Sections 2.4 and 3.6, with respect to its participation in the Commitments and the Loans outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to the Sections referred to in clause (ii) than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred and each Participant shall be subject to the obligations of such Lender set forth in such Sections. No Lender shall grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document.
     (b) With the consent of the Agent (and prior to the occurrence of an Event of Default, with the consent of the Borrower which shall not be unreasonably withheld), any Lender may at any time sell to any Purchasing Lender all or any part in a minimum amount of Five Million Euros (€5,000,000), of its rights and obligations under this Agreement and the Notes pursuant to a Transfer Supplement, executed by such Purchasing Lender, such transferor Lender and the Agent. Upon (i) such execution of such Transfer Supplement, and (ii) delivery of a fully executed copy thereof to the Borrower, such Purchasing Lender shall for all purposes be a Lender party to this Agreement and shall have all the rights and obligations of a Lender under this Agreement, to the same extent as if it were an original party hereto with an Facility Percentage as set forth in such Transfer Supplement, and no further consent or action by the Borrower, the Lenders or the Agent shall be required. Such Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Facility Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Notes. Upon the consummation of any transfer to a Purchasing Lender pursuant to this paragraph (b), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that, if required, replacement Notes are issued to such transferor Lender and new Notes to the Purchasing Lender in the amount equal to their respective Commitments and outstanding Loans, as appropriately adjusted pursuant to such Transfer Supplement.
     (c) The Agent shall maintain at its address referred to herein a copy of each Transfer Supplement delivered to it and the Register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
     (d) Upon its receipt of a Transfer Supplement executed by a transferor Lender, the Agent and a Purchasing Lender together with payment by such Purchasing Lender to the Agent, for the account of the Agent and not for the account of the Lenders, of a registration and processing fee of Five Thousand Euros (€5,000), and the Notes subject to such Transfer Supplement, the Agent shall (i) accept such Transfer Supplement, (ii) record the information therein in the Register and (iii) give prompt notice of such acceptance and recordation to the Lenders and the Borrower.
     (e) Each Purchasing Lender, concurrently with the effectiveness of such transfer, shall represent to the transferor Lender (for the benefit of the transferor Lender, the Agent and the Borrower) that under applicable Law and treaties no taxes will be required to be withheld by the Agent, the Borrower or the transferor Lender with respect to any payments to be made to such Purchasing Lender in respect of the Loans (and will provide such properly completed and executed documentation provided by the transferor Lender and prescribed by applicable law and such other information reasonably requested to such effect).
     (f) Notwithstanding anything to the contrary set forth in this Section 9.11, (i) any Lender may sell to any of its Affiliates all or any part of its rights and obligations under this Agreement and the Notes, (ii) any Lender may create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it and the Notes held by it) in favor of the Federal Reserve Bank in accordance with Regulation A of the F.R.S. Board, and (iii) upon the occurrence and during the continuance of an Event of Default, any Lender may sell to any Purchasing Lender all or any part of its rights and obligations under this Agreement and the Notes, in the case of clauses (i) and (ii) above, notwithstanding that the Borrower does not consent to such sale, provided such Lender has obtained the consent of the Agent (which consent shall not be unreasonably withheld or delayed) and otherwise meets the requirements of this Section 9.11.

     SECTION 9.12 Other Transactions. Nothing contained herein shall preclude the Agent or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.
     SECTION 9.13 Confidentiality. The Lenders and the Agent shall hold all non-public, proprietary or confidential information obtained pursuant to the requirements of this Agreement in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound lending practices; however, the Lenders and the Agent may make disclosure of any such information to its examiners, Affiliates, outside auditors, counsel, consultants, operators and other professional advisors in connection with this Agreement, in each case, on a confidential and “need-to-know” basis, or as required by any proposed syndicate member, transferee or participant in connection with the contemplated transfer of any Note, Obligations or Commitments or the contemplating granting of a participation therein, as required or requested by any governmental authority or representative thereof or in connection with the enforcement hereof or of any other Loan Document or pursuant to legal process; provided, however, that any such proposed syndicate member or proposed transferee or participant shall have agreed in writing for the Borrower’ benefit to be bound by the terms of this Section 9.13. In no event shall any Lender or the Agent be obligated or required to return any materials furnished to it by the Borrower or any of their Subsidiaries.
     SECTION 9.14 Change in Accounting Principles. If any changes in accounting principles from those used in the preparation of the financial statements referred to in clause (a)(i) of Section 5.4 hereafter occur as a result of the promulgation of rules, regulations, pronouncements or opinions by the Accounting Standards Board (or successors thereto or agencies with similar functions) result in a change in the method of calculation of financial covenants, standards or terms found in this Agreement, upon the request of the Borrower or Agent, the parties hereto agree to enter into negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such changes with the desired result that the evaluations of the Borrower’ financial condition shall be the same after such changes as if such changes had not been made; provided, however, that, until the parties hereto have reached a definitive agreement on such amendments the Borrower shall not change their Fiscal Year and the Borrower’ financial condition and operations shall continue to be evaluated on the same principles as those used in the preparation of the financial statements referred to in Section 5.4.
     SECTION 9.15 Waiver of Jury Trial, Etc. THE AGENT, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE AGENT, SUCH LENDERS OR THE BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND SUCH LENDERS ENTERING INTO THIS AGREEMENT.

     SECTION 9.16 Limitation of Liability. NEITHER ANY PARTY HERETO NOR ANY AFFILIATE THEREOF SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND EACH SUCH PARTY DOES HEREBY WAIVE, RELEASE AND AGREE NOT TO SUE UPON, ANY CLAIM FOR ANY SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES SUFFERED BY SUCH PARTY IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THIS AGREEMENT, THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREIN, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH.
     SECTION 9.17 Usury Savings Clause. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if at any time any rate of interest accruing on any Obligation, when aggregated with all amounts payable by the Borrower under any of the Loan Documents that are deemed or construed to be interest accrued or accruing on such Obligation under applicable Law, exceeds the highest rate of interest permissible under any Law which a court of competent jurisdiction shall, in a final determination, deem applicable to such Lender with respect to such Obligation (each a “Maximum Lawful Rate”), then in such event and so long as the Maximum Lawful Rate would be so exceeded, such rate of interest shall be reduced to the Maximum Lawful Rate; provided that if at any time thereafter such rate of interest accruing on Obligations held by such Lender is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest to such Lender at the Maximum Lawful Rate until such time as the total interest received by such Lender in respect of the Obligations held by it is equal to the total interest which such Lender would have received had interest on all Obligations held by such Lender (but for the operation of this Section 9.17) accrued at the rate otherwise applicable under this Agreement and the other Loan Documents. Thereafter, interest payable to such Lender in respect of the Obligations held by it shall accrue at the applicable rate set forth in this Agreement or other Loan Documents unless and until such rate again exceeds the Maximum Lawful Rate, in which event this Section 9.17 shall again apply. In no event, shall the total interest received by any Lender pursuant to the terms hereof exceed the amount which such Lender could Lawfully have received had interest been calculated for the full term of this Agreement at the Maximum Lawful Rate. In the event that the Maximum Lawful Rate is calculated pursuant to this Section 9.17, (a) if required by applicable Law, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made, and (b) if permitted by applicable Law, the Borrower and such Lender shall (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effect thereof, and (iii) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the Loans so that interest for the entire term of the Loans shall not exceed the Maximum Lawful Rate. In the event that a court of competent jurisdiction, notwithstanding the provisions of this Section 9.17 shall make a final determination that such Lender has received interest in excess of the Maximum Lawful Rate, such Lender shall, to the extent permitted by applicable Law, promptly apply such excess, first to any interest due and outstanding under this Agreement and the other Loan Documents, second to any principal due and payable under this Agreement and the Notes, third to the remaining principal amount of the Notes and fourth to other unpaid Obligations held by such Lender, and thereafter shall refund any excess to the Borrower or as a court of competent jurisdiction may otherwise order.

     SECTION 9.18 Judgment Currency.
     (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
     (b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the Obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased in less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 9.18 shall constitute part of the Obligations, be secured by the Collateral and survive the termination of this Agreement and the payment of all other Obligations owing hereunder.
     SECTION 9.19 USA PATRIOT Act Notice and Customer Verification.
     Each Lender that is subject to the USA PATRIOT Act and the Agent (for itself and not on behalf of any Lender) hereby notify the Borrower that pursuant to the “know your customer” regulations and the requirements of the USA PATRIOT Act they are required to obtain, verify and record information that identifies the Borrower which information includes the name, address and tax identification number (and other identifying information in the event this information is insufficient to complete verification) that will allow such Lender or the Agent, as applicable, to verify the identity of the borrower. This information must be delivered to the Lenders and the Agent no later than five days prior to the Closing Date and thereafter promptly upon request. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the Agent.
[signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

SIGNED for and on behalf of DANA FINANCIAL SERVICES IRELAND LIMITED by its lawfully appointed attorney in the presence of:
Andres Virgili

Lisa O’Sullivan

(Witness’s Signature)

Lisa O’Sullivan

25-26 Windsor Place	(Witness’ Address)
Lower Pembroke Street
Dublin 2

Corporate Administrator	(Witness’ Address)
[Signature Page to Credit Agreement]

ING CAPITAL LLC, as Agent and a Lender
By:	/s/ W C Beddingfield
	Name:	William C. Beddingfield
	Title:	Managing Director

[Signature Page to Credit Agreement]